EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

by and among

CARMIKE CINEMAS, INC.

BADLANDS ACQUISITION CORPORATION

and

DIGITAL CINEMA DESTINATIONS CORP.

Dated as of May 15, 2014

TABLE OF CONTENTS

Page

ARTICLE I THE MERGER		1
1.1	The Merger	1
1.2	Closing; Effective Time	2
1.3	Effects of the Merger	2
1.4	Certificate of Incorporation, Bylaws and Officers of the Surviving Entity.	2
1.5	Redemption of Series B Preferred Stock	3
1.6	Conversion of Company Capital Stock	3
1.7	Parent Common Stock	3
1.8	Company Equity and Equity-Based Awards.	4
1.9	Intended Tax Treatment	4
1.10	Pipeline Transactions	4

ARTICLE II EXCHANGE OF SHARES		4
2.1	Parent to Make Merger Consideration Available	4
2.2	Exchange of Shares.	4
2.3	Withholding Rights	7

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY		7
3.1	Corporate Organization.	7
3.2	Capitalization.	8
3.3	Authority	10
3.4	No Violation; Required Filings and Consents	10
3.5	SEC Filings; Controls and Procedures.	11
3.6	Financial Statements	12
3.7	Absence of Undisclosed Liabilities	13
3.8	Absence of Certain Changes or Events	13
3.9	Broker’s Fees	13
3.10	Legal Proceedings	13
3.11	Permits; Compliance with Applicable Laws	13
3.12	Taxes and Tax Returns.	14
3.13	Employee Benefit Programs.	16
3.14	Labor and Employment Matters.	18
3.15	Material Contracts.	20
3.16	Properties.	21
3.17	Environmental Liability.	23
3.18	State Takeover Laws	24
3.19	Required Vote of Company Stockholders	24
3.20	Intellectual Property	24
3.21	Information Technology.	26
3.22	Data Protection.	27
3.23	Insurance	28
3.24	Opinion of the Company’s Financial Advisor	28
3.25	Disclosure Documents.	28

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3.26	Affiliate Transactions	29
3.27	Accounts Receivable	29
3.28	Food and Beverage Inventories	29
3.29	Goodwill Passes; Prepaid Tickets	30

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		30
4.1	Corporate Organization.	30
4.2	Capitalization	31
4.3	Authority	31
4.4	Consents and Approvals	32
4.5	SEC Filings; Controls and Procedures.	32
4.6	Financial Statements	33
4.7	Broker’s Fees	34
4.8	Legal Proceedings	34
4.9	Available Funds	34
4.10	Disclosure Documents.	34
4.11	Reorganization	35

ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS		35
5.1	Conduct of Company Business Pending the Effective Time	35
5.2	Conduct of Parent Business Pending the Effective Time	39
5.3	Certain Tax Matters	39

ARTICLE VI ADDITIONAL AGREEMENTS		40
6.1	Company Proxy Statement/Prospectus and Form S-4.	40
6.2	Company Stockholders’ Meeting.	41
6.3	Third Party Consents and Regulatory Approvals.	41
6.4	No Solicitation.	44
6.5	Access to Information.	47
6.6	Directors’ and Officers’ Indemnification and Insurance.	48
6.7	Additional Agreements	49
6.8	Publicity	49
6.9	Rule 16b-3 Actions	49
6.10	Notification of Certain Matters	49
6.11	Litigation	50
6.12	Stock De-Registration	50
6.13	NASDAQ Listing	50
6.14	Actions Regarding Anti-Takeover Statutes	50
6.15	Company Cooperation on Certain Matters	50
6.16	Control of Operations	50
6.17	Pipeline Deals.	51
6.18	Start Media Joint Venture	51

ARTICLE VII CONDITIONS PRECEDENT TO THE CONSUMMATION OF THE MERGER		51
7.1	Conditions to Each Party’s Obligations To Effect the Merger	51

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7.2	Conditions to the Obligations of Parent and Merger Sub	52
7.3	Conditions to the Obligations of Company	54

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER		55
8.1	Termination	55
8.2	Effect of Termination.	56
8.3	Amendment	58
8.4	Extension; Waiver	59

ARTICLE IX MISCELLANEOUS		59
9.1	Nonsurvival of Representations, Warranties and Agreements	59
9.2	Expenses	59
9.3	Notices	59
9.4	Interpretation	60
9.5	Counterparts	61
9.6	Entire Agreement	61
9.7	Governing Law; Jurisdiction and Venue; WAIVER OF JURY TRIAL	61
9.8	Severability	62
9.9	Assignment; Reliance of Other Parties	62
9.10	Specific Performance	62
9.11	Definitions	63

LIST OF EXHIBITS

Exhibit A                      Voting Agreement

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of May 15, 2014 (the “Agreement”), by and among CARMIKE CINEMAS, INC., a Delaware corporation (“Parent”). BADLANDS ACQUISITION CORPORATION, a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), and DIGITAL CINEMA DESTINATIONS CORP., a Delaware corporation (the “Company”).  All capitalized terms used in this Agreement shall have the respective meanings ascribed thereto in Section 9.11.

WHEREAS, the Company Board has declared that it is advisable and in the best interests of the Company and its stockholders to consummate, and has approved, this Agreement and the transactions provided for herein, pursuant to which, subject to the terms and conditions set forth herein, Merger Sub will merge with and into the Company (the “Merger”);

WHEREAS, simultaneously with the execution of this Agreement, Parent and the stockholder party named therein (the “Stockholder Party”) have entered into the agreement attached hereto as Exhibit A (the “Voting Agreement”) pursuant to which, and subject to the terms thereof, the Stockholder Party has agreed, among other things, to vote certain of his shares of Company Common Stock in favor of the adoption of this Agreement and the approval of the transactions contemplated by this Agreement; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
THE MERGER

1.1           The Merger.

(a)           Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall merge with and into the Company.  The Company shall continue as the surviving entity (the “Surviving Entity”), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger.  Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.

(b)           Parent and Merger Sub may at any time change the method of effecting the combination, and the Company shall cooperate in such efforts, including by entering into an appropriate amendment to this Agreement (to the extent such amendment only changes the method of effecting the business combination and does not substantively affect this Agreement or the rights and obligations of the parties or their respective stockholders); provided, however, that no such change shall (i) alter or change the amount or kind of the Merger Consideration (as defined in Section 1.6(a)) provided for in this Agreement, (ii) adversely affect the Tax treatment of the Company Stockholders as a result of receiving the Merger Consideration or the Tax treatment of any party pursuant to this Agreement or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.

1.2           Closing; Effective Time.  Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at the offices of King & Spalding LLP, 1180 Peachtree Street NE, Atlanta, Georgia 30309, unless another place is agreed to in writing by the parties hereto, at 10:00 a.m., local time, on a date (the “Closing Date”) specified by the parties, which shall be no later than three (3) Business Days after the satisfaction or waiver (subject to applicable Law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that relate to action to be taken at the Closing, subject to the satisfaction of such conditions (or, to the extent legally permitted, waiver by the party or parties entitled to the benefit of such conditions) at the Closing), unless this Agreement has been theretofore terminated pursuant to its terms or unless extended by mutual agreement of the parties.  As soon as practicable after the satisfaction or waiver of the conditions set forth in Article VII, the Merger shall become effective upon the filing, or such later time as specified therein, with the Secretary of State of the State of Delaware of a certificate of merger or other appropriate document (the “Certificate of Merger”), and the parties shall make all other filings or recordings required by the DGCL.  The term “Effective Time” shall be the date and time when the Merger becomes effective as set forth in the Certificate of Merger.  The “Effective Date” shall mean the date on which the Effective Time occurs.

1.3           Effects of the Merger.  At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and in the appropriate provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Entity shall possess all the properties, rights, privileges, powers and franchises, and be subject to all of the restrictions, disabilities and duties, of the Company and Merger Sub, as provided under the DGCL.

1.4           Certificate of Incorporation, Bylaws and Officers of the Surviving Entity.

(a)           At the Effective Time and by virtue of the Merger, the certificate of incorporation of the Company shall be amended to be identical to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time (the “Surviving Entity Certificate”).  The bylaws of Merger Sub as in effect at the Effective Time shall be the bylaws of the Surviving Entity until thereafter amended in accordance with applicable Law (the “Surviving Entity Bylaws”).

(b)           From and after the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Entity, until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Entity Certificate and the Surviving Entity Bylaws.

1.5          Redemption of Series B Preferred Stock.  The Company shall take all necessary action to redeem the Series B Preferred Stock in accordance with Section 7(g) of the Series B Certificate.  Without limiting the foregoing, promptly following the date hereof and in any event within five (5) Business Days following the date hereof, the Company shall provide a notice of redemption of the Series B Preferred Stock in accordance with Section 7(g) of the Series B Certificate, which notice shall state that all issued and outstanding shares of Series B Preferred Stock will be redeemed in accordance with the terms of Section 7(g) of the Series B Certificate on the date (the “Redemption Date”) specified in such notice (which shall be thirty (30) days following the delivery of such redemption notice), and thereafter, on the Redemption Date, the Company shall redeem all of the issued and outstanding shares of Series B Preferred Stock in accordance with the terms of the redemption notice and the Series B Certificate.

1.6           Conversion of Company Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any of the following securities:

(a)           Subject to Section 2.2(e), each share of Company Common Stock, except for shares of Company Common Stock owned by Parent, Merger Sub, the Company or any of their respective Subsidiaries, shall be converted into the right to receive, without interest, that fraction of a fully paid and non-assessable share of Parent Common Stock (the “Merger Consideration”) equal to 0.1775 (the “Exchange Ratio”).  Except for shares of Company Common Stock held by the Start Media Joint Venture (which shall survive the Merger and shall not be exchanged for shares of Parent Common Stock), all shares of Company Common Stock that are owned by Parent, Merger Sub, the Company or any of their respective Subsidiaries immediately prior to the Effective Time, shall be automatically cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(b)           All of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time and each certificate previously representing any such shares of Company Common Stock (each a “Certificate”) shall thereafter represent only the right to receive (i) the Merger Consideration, (ii) cash in lieu of fractional shares into which the shares of Company Common Stock represented by such Certificate have been converted pursuant to this Section 1.6 and Section 2.2(e), and (iii) any dividends or distributions to which holders of Company Common Stock are entitled in accordance with Section 2.2(b).  If, prior to the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Exchange Ratio.

1.7          Parent Common Stock.  At and after the Effective Time, each share of Parent capital stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

1.8          Company Equity and Equity-Based Awards. At the Effective Time, each award (each, a “Company Restricted Stock Unit Award”) of restricted stock units (“Company Restricted Stock Units”) that is then outstanding under the Company’s 2012 Stock Option and Incentive Plan (the “Company Stock Plan”), whether or not vested, shall be canceled, automatically and without any action on behalf of the holder or beneficiaries thereof, and each holder of any such Company Restricted Stock Unit Award shall receive the Merger Consideration equal to the product of the Exchange Ratio and the number of Company Restricted Stock Units awarded under such Company Restricted Stock Unit Award.  Prior to the Effective Time, the Company shall obtain any consents and make any amendments to the Company Stock Plan and the terms of any outstanding awards under the Company Stock Plan as may be necessary to give effect to the transactions contemplated by this Section 1.8.

1.9           Intended Tax Treatment.  It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

1.10          Pipeline Transactions.  Prior to the date of this Agreement, the Company or one of its Subsidiaries has entered into an agreement or term sheet (a “Pipeline Transaction Purchase Agreement”) to acquire each of the theaters set forth on Schedule 1.10 (each, a “Pipeline Transaction” and collectively the “Pipeline Transactions”).  If a Pipeline Transaction Purchase Agreement (a) is terminated prior to the Effective Time or (b) does not expressly provide pursuant to its terms that the Company or its Subsidiary have at least forty-five (45) days following the Closing Date to consummate the Pipeline Transaction (each of (a) and (b), a “Terminated Pipeline Transaction”), then the Exchange Ratio shall be adjusted downward by the amount that corresponds to such Terminated Pipeline Transaction as set forth on Schedule 1.10, and such adjusted Exchange Ratio shall be deemed the “Exchange Ratio” for all purposes under this Agreement.  The Company shall have the opportunity to present to Parent a new pipeline transaction (a “New Pipeline Transaction”) to replace any Terminated Pipeline Transaction on Schedule 1.10; provided that (i) such New Pipeline Transaction must be of equal or greater value than such Terminated Pipeline Transaction and (ii) the final determination of whether to accept such New Pipeline Transaction shall be made by Parent in its sole discretion.

ARTICLE II
EXCHANGE OF SHARES

2.1          Parent to Make Merger Consideration Available.  As promptly as practicable following the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company reasonably acceptable to each of the Company and Parent (the “Exchange Agent”), for the benefit of the holders of Certificates, for exchange in accordance with this Article II, (a) certificates representing the shares of Parent Common Stock sufficient to deliver the aggregate Merger Consideration, (b) immediately available funds equal to any dividends or distributions payable in accordance with Section 2.2(b), and (c) cash in lieu of any fractional shares (such cash and certificates for shares of Parent Common Stock, collectively being referred to as the “Exchange Fund”), to be issued pursuant to Section 1.6 and paid pursuant to Section 2.2(e) in exchange for outstanding shares of Company Common Stock.

2.2           Exchange of Shares.

(a)           As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of one or more Certificates a letter of transmittal in customary form as prepared by Parent and reasonably acceptable to the Company (which shall specify, among other things, that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and any cash in lieu of fractional shares into which the shares of Company Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement and any dividends or distributions to which such holder is entitled pursuant to Section 2.2(b).  Upon proper surrender of a Certificate or Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Certificate or Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a certificate representing the number of whole shares of Parent Common Stock to which such holder of Company Common Stock shall have become entitled pursuant to the provisions of Article I, (ii) a check representing the amount of any cash in lieu of fractional shares which such holder has the right to receive in respect of the Certificate or Certificates surrendered pursuant to the provisions of this Article II, and (iii) a check representing the amount of any dividends or distributions then payable pursuant to Section 2.2(b)(i), and the Certificate or Certificates so surrendered shall forthwith be cancelled.  No interest will be paid or accrued on any cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates.  Until so surrendered, each Certificate shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration, together with any cash in lieu of fractional shares and any dividends or distributions as contemplated by Section 2.2(b).

(b)           No dividends or other distributions declared with respect to Parent Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II.  After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid, without any interest thereon, with respect to the whole shares of Parent Common Stock represented by such Certificate, and (ii), at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender, with respect to shares of Parent Common Stock represented by such Certificate.

(c)           If any certificate representing shares of Parent Common Stock is to be issued in, or any cash is paid to, a name other than that in which the Certificate or Certificates surrendered in exchange therefor is or are registered, it shall be a condition to the issuance or payment thereof that the Certificate or Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the payment or issuance in any name other than that of the registered holder of the Certificate or Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)           After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Company Common Stock that occurred prior to the Effective Time.  If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article II.

(e)           Notwithstanding anything to the contrary contained in this Agreement, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent.  In lieu of the issuance of any such fractional share, Parent shall pay to each former stockholder of the Company who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) Parent Closing Price by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Parent Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.6.

(f)           Any portion of the Exchange Fund that remains unclaimed by the stockholders of the Company as of the six month anniversary of the Effective Time shall be paid to Parent.  Any former stockholders of the Company who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of the Merger Consideration, cash in lieu of any fractional shares and any unpaid dividends and distributions payable in accordance with Section 2.2(b) in respect of each share of Company Common Stock, as the case may be, such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.  Notwithstanding the foregoing, none of Parent, Merger Sub, the Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g)           In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

2.3           Withholding Rights.  The Exchange Agent (or, subsequent to the six month anniversary of the Effective Time, Parent) shall be entitled to deduct and withhold from any cash in lieu of fractional shares of Parent Common Stock, cash dividends or distributions payable pursuant to Section 2.2(b) hereof and any other cash amounts otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as the Exchange Agent or Parent, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax Law, with respect to the making of such payment.  To the extent the amounts are so withheld by the Exchange Agent or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or Parent, as the case may be.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company SEC Reports filed and publicly available on or after September 18, 2013 and at least three (3) Business Days prior to the date of this Agreement or in the disclosure letter delivered by the Company to Parent on the date hereof (the “Company Disclosure Letter”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer (provided, however, that an item disclosed in any Section shall be deemed to have been disclosed for each other Section of this Agreement only to the extent the relevance of such disclosure to such other Section of this Agreement is readily apparent on the face of such disclosure), the Company hereby (i) makes the following representations and warranties to, and agreements with, Parent and Merger Sub and (ii) acknowledges and agrees that, for the avoidance of doubt, references to the Company set forth in this Article III shall include the Company’s predecessors:

3.1           Corporate Organization.

(a)           The Company is a corporation duly organized, validly existing and in corporate good standing under the laws of the State of Delaware.  The Company has all requisite corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted.  The Company is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing has not and would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.  The Certificate of Incorporation and the Bylaws of the Company, copies of which have previously been provided to Parent and Merger Sub, are true, correct, and complete copies of such documents as currently in effect.

(b)           The Subsidiaries set forth in Section 3.1(b) of the Company Disclosure Letter are the only Subsidiaries of the Company.  Each of the Company’s Subsidiaries is a corporation or a limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.  Each of the Company’s Subsidiaries has all requisite power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted.  Each of the Company’s Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing has not had and would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.  The organizational documents of each of the Company’s Subsidiaries, copies of which have previously been provided to Parent and Merger Sub, are true, correct, and complete copies of such documents as currently in effect.

3.2           Capitalization.

(a)           The authorized capital stock of the Company consists of (i) 20,900,000 shares of Company Common Stock, consisting of 20,000,000 shares of Class A Common Stock and 900,000 shares of Class B Common Stock and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”), which includes 2,500,000 shares of Series A Preferred Stock and six (6) shares of Series B Preferred Stock, and no other shares of common stock, preferred stock or other capital stock are issued or outstanding.  At the close of business on the day prior to the date of this Agreement, there were 7,214,076 shares of Class A Common Stock, 849,000 shares of Class B Common Stock, no shares of Series A Preferred Stock and six (6) shares of Series B Preferred Stock issued and outstanding.  Between the day prior to the date of this Agreement and the date of this Agreement, except for shares of Class A Common Stock issued under the Company Stock Plan, no shares of Class A Common Stock, Class B Common Stock, Company Preferred Stock, Company capital stock or other Company voting securities were issued or reserved for issuance.  At the close of business on the day prior to the date of this Agreement, there were no shares of Company Common Stock and no shares of Company Preferred Stock held in the treasury of the Company.  In addition, at the close of business on the day prior to the date of this Agreement, there were 550,000 shares of Class A Common Stock reserved for future issuance under the Company Stock Plan, subject to adjustment on the terms set forth in the Company Stock Plan, and no shares of Class B Common Stock or Company Preferred Stock reserved for issuance under the Company Stock Plan. All issued and outstanding shares of Company Common Stock have been, and all shares of Class A Common Stock that may be issued pursuant to the exercise or conversion, as applicable, of outstanding Company Restricted Stock Units, will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof except as required by Law.  There are no bonds, debentures, notes or other indebtedness having general voting rights, or convertible into securities having such rights (“Voting Debt”), of the Company or its Subsidiaries issued and outstanding.  Except as set forth in Section 3.2(b), the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or agreements of any character calling for the Company to issue, deliver or sell, or cause to be issued, delivered or sold any shares of Company Common Stock or Company Preferred Stock or any other equity security or Voting Debt of the Company or any of its Subsidiaries or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any shares of Company Common Stock or Company Preferred Stock or any other equity security or Voting Debt of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or any other similar agreements.  There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests or Voting Debt in the Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any of the Company’s Subsidiaries.  No Subsidiary of the Company owns any shares of Company Common Stock.

(b)           As of May 15, 2014, the Company had outstanding Company Restricted Stock Units convertible into 229,336 shares of Class A Common Stock (or the fair market value of such share of Class A Common Stock in cash) under the Company Stock Plan and subject to adjustment on the terms set forth therein.  All of such Company Restricted Stock Units have been granted to service providers of the Company and its Subsidiaries in the ordinary course of business pursuant to the Company Stock Plan.  Section 3.2(b) of the Company Disclosure Letter sets forth (i) the name of each holder of Company Restricted Stock Units, (2) the date each Company Restricted Stock Unit Award was granted and (3) the number of shares of Company Common Stock subject to each such Company Restricted Stock Unit Award.  There are no outstanding stock options to purchase Company Common Stock or other Company capital stock.  There are no shares of Company Common Stock outstanding that are subject to vesting over time or upon the satisfaction of any condition precedent, or which are otherwise subject to any right or obligation of repurchase or redemption on the part of the Company.

(c)           Each Subsidiary of the Company is a wholly-owned Subsidiary of Company.  No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or agreements of any character calling for it to issue, deliver or sell, or cause to be issued, delivered or sold any of its equity securities or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or other similar agreements.  There are no outstanding contractual obligations of any Subsidiary of the Company to repurchase, redeem or otherwise acquire any of its capital stock or other equity interests.  All of the interests or shares of capital stock of each of the Subsidiaries of the Company are validly issued, fully paid (to the extent required under the applicable governing documents) and nonassessable and, with respect to such interests or shares held directly or indirectly by the Company, are owned by the Company free and clear of any Encumbrance.

(d)           There are no voting trusts or other agreements to which the Company or any of its Subsidiaries is a party with respect to the voting of any shares of Company Common Stock or any capital stock of, or other equity interest of, the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries has granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights or similar rights with respect to its shares of capital stock that are in effect.

3.3           Authority.  On or prior to the date of this Agreement, the Company Board has (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to and in the best interests of the Company and the Company Stockholders, (b) approved this Agreement and the transactions contemplated hereby, including the Merger, each in accordance with the DGCL, and (c) resolved to recommend the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger, by the Company Stockholders and directed that this Agreement be submitted to the Company Stockholders for approval and adoption. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and perform its obligations hereunder, subject to approval of this Agreement by the holders of a majority of the total voting power of the outstanding Company Common Stock entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose (the “Company Stockholders’ Meeting”).  The adoption, execution, delivery and performance of this Agreement and the approval of the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the adoption, execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby, except for the adoption and approval of this Agreement by the Company Stockholders and the filing of the Certificate of Merger with the Secretary of the State of Delaware.  This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitutes the valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and subject to general principles of equity.  As of the date of this Agreement, each member of the Company Board and each executive officer of the Company has advised the Company that he or she will vote the shares of Company Common Stock, if any, held by such stockholders (in their individual capacities) to support the actions necessary to consummate the Merger.

3.4           No Violation; Required Filings and Consents.  Assuming the adoption and approval of this Agreement by the Company Stockholders and except (a) for filings, notices, permits, authorizations, consents and approvals, and for the termination or expiration, as applicable, of any applicable waiting periods, as may be required under, and other applicable requirements of the Exchange Act, the Securities Act, the HSR Act and other Regulatory Laws, and state securities or state “Blue Sky” laws, including the filing with the U.S. Securities and Exchange Commission (“SEC”) of a proxy statement in definitive form relating to the meetings of the Company Stockholders to be held in connection with this Agreement and the transactions contemplated by this Agreement (the “Company Proxy Statement/Prospectus”), a registration statement on Form S-4 (the “Form S-4”) in which the Company Proxy Statement/Prospectus will be included as a prospectus, and a declaration of effectiveness of the Form S-4 and (b) for filing of the Certificate of Merger, none of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the organizational documents of the Company, (ii) require the Company or any of its Subsidiaries to make any filing with, give any notice to, or obtain any permit, authorization, consent or approval of, any Governmental Authority, (iii) (A) require the Company or any of its Subsidiaries to give any notice to, or obtain any consent from, any Person under, or (B) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, modification, cancellation or acceleration) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company is a party or by which it or any of its properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets, excluding from the foregoing clauses (ii)-(iv) such filings, notices, permits, authorizations, consents, approvals, violations, breaches or defaults that, has not had, either individually or in the aggregate, and would not reasonably be expected to have a Company Material Adverse Effect or prevent, materially delay or materially impair the Company’s ability to consummate the transactions contemplated hereby.

3.5          SEC Filings; Controls and Procedures.

(a)           Since January 1, 2011, the Company has timely filed all reports, registrations, statements, prospectuses, forms, schedules and other documents, together with any amendments required to be made with respect thereto, that were or are required to be filed with the SEC, including, but not limited to, Forms 10-K, Forms 10-Q and Forms 8-K (collectively, the “Company SEC Reports”).  All of the Company SEC Reports are publicly available on the SEC’s EDGAR system.  The Company has provided to Parent complete and accurate copies of all comment letters received by the Company from the staff of the SEC regarding the Company SEC Reports and all responses to such comment letters by or on behalf of the Company, in each case since the Company became a SEC reporting company.  There are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Company SEC Reports and none of the Company SEC Reports is the subject of any ongoing SEC review.  There are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or, to the Company’s knowledge, threatened, in each case involving the Company or any of its Subsidiaries.  The Company SEC Reports (i) were or will be filed or furnished on a timely basis, (ii) at the time filed or furnished, were or will be prepared in compliance as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (iii) did not or will not at the time they were or are filed or furnished contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading.  The Company is in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act and all applicable listing and corporate governance rules and regulations of NASDAQ.

(b)           The Company: (i) maintains a system of internal accounting controls sufficient to provide reasonable assurance that:  (A) transactions are executed in accordance with management’s general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability and (C) access to assets is permitted only in accordance with management’s general or specific authorization, (ii) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) and 15d-15(e) of the Exchange Act) that are designed and effective to ensure that all information (both financial and non-financial) relating to the Company, including its consolidated Subsidiaries, required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and are also designed and effective to ensure that all such information is made known to the Chief Executive Officer and the Chief Financial Officer of the Company by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act, (iii) has completed an assessment of the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable law, presented in any applicable Company SEC Report that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation, and (iv) based on the Company’s management’s most recently completed evaluation of the Company’s internal controls over financial reporting prior to the date of this Agreement, (A) has no significant deficiencies or material weaknesses in the design or operation of its internal controls over financial reporting that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) does not have any knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

3.6           Financial Statements.  Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained in the Company SEC Reports at the time filed, or if amended, at the time of filing of such amendment (the “Company Financial Statements”) (a) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (including Regulation S-X), (b) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and at the dates involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the SEC on Form 10-Q under the Exchange Act), and (c) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated statement of operations, cash flows and changes in stockholders’ equity for the periods indicated, consistent with the books and records of the Company and its consolidated Subsidiaries, except that the unaudited interim financial statements were or are subject to normal year-end adjustments which were not or will not be material in amount or effect.  The Company has not, between December 31, 2013 and the date of this Agreement, made or adopted any material change in its accounting methods, practices or policies in effect on December 31, 2013.  The consolidated, audited balance sheet of the Company as of December 31, 2013 is referred to herein as the “Company Balance Sheet.”

3.7           Absence of Undisclosed Liabilities.  There are no liabilities or obligations of the Company or any Subsidiary whatsoever (whether accrued, contingent, determined, determinable or otherwise), except for those liabilities or obligations that were fully reflected or reserved against on the Company Balance Sheet as of the date of the Company Balance Sheet or liabilities or obligations that were incurred in the ordinary course of business.

3.8           Absence of Certain Changes or Events.  During the period beginning on the date of the Company Balance Sheet and ending on the date of this Agreement, (a) the Company and each of its Subsidiaries have conducted its respective business in all material respects in the ordinary course consistent with their past practice, (b) there has not been any Circumstance which has had, or would reasonably be expected to have, individually or in the aggregate with any other Circumstances, a Company Material Adverse Effect and (c) there has not been any action taken of the type described in Section 5.1, that, had such action occurred following the date hereof without Parent’s prior approval, would be in violation of such Section 5.1.

3.9           Broker’s Fees.  Neither the Company nor any of its officers, directors, employees, or agents has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with any of the transactions contemplated by this Agreement (including the Merger), except for fees and commissions incurred in connection with the engagement of the financial advisor set forth in Section 3.9 of the Company Disclosure Letter (the “Company’s Financial Advisor”) and for legal, accounting and other professional fees payable in connection with the Merger, all of which will be payable by Company.  The Company has provided to Parent a true, accurate and complete copy of the engagement letter with the Company’s Financial Advisor.

3.10          Legal Proceedings.  There is no material suit, claim, action, arbitration, investigation of a Governmental Authority, alternative dispute resolution action or any other judicial, administrative or arbitral proceeding (any of the foregoing, an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or involving any of their respective assets or properties.  Neither the Company nor any of its Subsidiaries, or any of their respective assets or properties is subject to any outstanding order, writ, judgment, injunction or decree of any Governmental Authority.  Neither the Company nor any of its Subsidiaries has entered into any agreement regarding the settlement or resolution of any Action (a “Settlement Agreement”), nor is any Settlement Agreement pending approval by any Governmental Authority.  The Company has provided to Parent correct and complete copies of each Settlement Agreement set forth in Section 3.10 of the Company Disclosure Letter, and the Company is in compliance with the terms of each such Settlement Agreement.

3.11          Permits; Compliance with Applicable Laws.  The Company and its Subsidiaries are in possession of, and at all times have been and are in compliance in all material respects with the terms of, all permits, licenses, authorizations, consents, approvals, grants, charters, easements, variances and franchises from Governmental Authorities required to own, lease and operate their properties and to conduct their respective businesses as currently conducted (the “Company Governmental Approvals”), and no suspension or cancellation of any such Company Governmental Approvals is pending or, to the knowledge of the Company, threatened.  The Company and each of its Subsidiaries at all times have been and are in compliance in all material respects with all applicable Laws and regulations.  The businesses of the Company and each of its Subsidiaries have not been and are not being conducted in violation in any material respect of any Law, ordinance or regulation of any Governmental Authority (including, but not limited to, the Sarbanes-Oxley Act of 2002 and the USA PATRIOT Act of 2001).  No investigation by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened.

3.12          Taxes and Tax Returns.

(a)           Each of the Company and its Subsidiaries has timely filed (or has caused to be timely filed on its behalf), after taking into account any permitted extension of time within which to file, all material Tax Returns required to be filed by it.  All such Tax Returns are complete and accurate in all material respects.  In the last five (5) years, no written claim has been made by a Tax authority or other Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to material taxation by that jurisdiction. A list of (i) all of the states, territories and jurisdictions in which material Tax Returns with respect to the Company were filed for the past three taxable years and (ii) all elections made under Treasury Regulation Section 301.7701-3 for the Company are set forth on Section 3.12(a) of the Company Disclosure Letter. True, complete and correct copies of all such Tax Returns have been made available to Parent. No other material elections for Tax purposes (including entity classification elections) have been made with respect to the Company that are in force or by which the Company is bound.

(b)           Each of the Company and its Subsidiaries has timely paid (or has caused to be timely paid on its behalf) all material Taxes required to have been paid by it (whether or not shown on any Tax Returns), except for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(c)           The most recent financial statements contained in the Company SEC Reports reflect an adequate reserve (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) for all unpaid Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements in accordance with GAAP.

(d)           No Tax Return of the Company or any of its Subsidiaries is, or with respect to any income Tax Returns has been within the last six (6) years, under audit or examination by any Tax authority or other Governmental Authority, and no written notice has been received by the Company or any of its Subsidiaries that any audit, examination or similar proceeding is pending, proposed or asserted with regard to any Taxes or Tax Returns of the Company or any of its Subsidiaries.  There is no deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any material amount of Taxes with respect to the Company or any of its Subsidiaries.  Each deficiency resulting from any completed audit or examination relating to Taxes by any Tax authority or other Governmental Authority has been timely paid or is being contested in good faith and has been reserved for on the Company Financial Statements.  There is no currently effective agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes of the Company or any of its Subsidiaries, nor has any request been made for any such extension, and no currently effective power of attorney (other than powers of attorney authorizing employees of the Company or any of its Subsidiaries to act on behalf of the Company or any of its Subsidiaries) with respect to any Taxes has been executed or filed with any Tax authority or other Governmental Authority.  No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Law) has been entered into by or with respect to the Company or any of its Subsidiaries (other than any closing agreement having effect solely in taxable years as to which the applicable statute of limitations has expired).

(e)           There are no Encumbrances for Taxes upon the assets of the Company or any of its Subsidiaries (other than with respect to Encumbrances for Taxes (i) not yet due and payable or (ii) being contested in good faith and for which adequate reserves have been established in accordance with GAAP on the Company Financial Statements).

(f)           The Company and each of its Subsidiaries have complied in all material respects with all Laws relating to the payment and withholding of any material amount of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code and similar provisions under any federal, state, local or foreign Tax Laws) and have, with the time and in the manner prescribed by Law, withheld from and paid over to the proper Governmental Authorities all material amounts required to be so withheld and paid over under applicable Laws.

(g)           Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract or otherwise.  Neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company).

(h)           There are no Tax sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving the Company or any of its Subsidiaries that are currently effective.

(i)           In the last five (5) years, neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock to which Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) applied or was intended to apply.

(j)           The Company has not been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(k)           Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).  Since March 30, 2010, neither the Company nor any of its Subsidiaries has participated in a transaction lacking economic substance (within the meaning of Section 7701(o) of the Code) or failing to meet the requirements of any similar rule of Law.

(l)           No “ownership change” (as described in Section 382(g) of the Code) has occurred, or is expected to occur prior to the Effective Time, that would have the effect of limiting the use of “pre-change tax losses” (as described in Section 382(d) of the Code) of the Company and its Subsidiaries following the Effective Time.

(m)           Neither the Company nor any of its Subsidiaries will be required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the Effective Time as a result of (i) an open transaction, (ii) a prepaid amount, (iii) the installment method of accounting, (iv) the long-term contract method of accounting, (v) Section 481 of the Code, (vi) an excess loss account, (vii) an election under Section 108(i) of the Code, or (viii) any comparable provisions of state, local or foreign Tax Law.

(n)           The Company has no outstanding material deferred intercompany gain or loss under United States federal income tax Law or under any comparable provision of state, local or foreign Law.

(o)            As of the date of this Agreement, the Company is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.13           Employee Benefit Programs.

(a)           None of the Company, any of its Subsidiaries or any other ERISA Affiliate contributes to or maintains (or is obligated to contribute to or maintain), and none of the Company, any of its Subsidiaries or any other ERISA Affiliate may incur any liability under any “employee pension benefit plan” (the “Company Pension Plans”), as such term is defined in Section 3(2) of ERISA, “employee welfare benefit plan” (the “Company Benefit Plans”), as such term is defined in Section 3(1) of ERISA, employment, severance, change-in-control or similar agreement, contract or policy, stock option plan, restricted stock plan, stock purchase plan, deferred compensation plan, bonus or incentive plan, or other plan, program or arrangement providing benefits for or the remuneration of Company Personnel (including, but not limited to, benefit plans maintained outside the U.S. without regard to whether such plans are subject to ERISA) (collectively, the “Company Other Plans”).

(b)           The Company has provided to Parent complete and accurate copies of each of the following with respect to each of the Company Pension Plans, Company Benefit Plans and Company Other Plans: (i) plan document and any amendments thereto and a description if such Company Pension Plan, Company Benefit Plan or Company Other Plan is not in writing; (ii) trust agreement or insurance contract (including any fiduciary liability policy or fidelity bond), if any; (iii) most recent IRS determination or opinion letter, if any; (iv) the most recent three (3) annual reports on Form 5500; (v) the most recent three (3) financial and/or actuarial reports, if any; (vi) summary plan description, any summary of material modifications thereto, and any material employee communications; (vii) any other reporting and disclosure required under applicable Laws for benefit plans maintained outside the U.S. for the most recent three (3) years and (viii) evidence that any Company Pension Plan, Company Benefit Plan and Company Other Plans required to be registered under applicable Laws has been timely registered.

(c)           Each of the Company Pension Plans, Company Benefit Plans and Company Other Plans has been and is administered in material compliance with its terms and has been and is in material compliance with the applicable provisions of ERISA (including, but not limited to, the funding and prohibited transactions provisions thereof), the Code and all other applicable Laws.

(d)           No Company Pension Plan is or was at any time subject to Title IV or Part 3 of Title I of ERISA or Section 412 of the Code, and neither the Company nor any ERISA Affiliate is subject to any liability under Title IV or Part 3 of Title I of ERISA.  Each of the Company Pension Plans that is intended to be a qualified plan within the meaning of Code Section 401(a) has received a favorable determination or opinion letter from the IRS covering all applicable Laws on which the IRS will currently rule.

(e)           Neither the Company nor any of its Subsidiaries provides or has agreed to provide healthcare or any other benefits (other than benefits under a Company Pension Plan) to any Company Personnel after their service with the Company and its Subsidiaries is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or state health continuation Laws or other applicable Laws).

(f)           No lawsuits, governmental administrative proceedings, claims (other than routine claims for benefits) or complaints to, or by, any Person or Governmental Authority have been filed, are pending, or to the knowledge of the Company, threatened with respect to any Company Pension Plan, Company Benefit Plan or Company Other Plan.  There is no correspondence between the Company, any of its Subsidiaries or any other ERISA Affiliate and any Governmental Authority related to any Company Pension Plan, Company Benefit Plan or Company Other Plan concerning any matter that would result in any material liability to Parent, the Company, any of the Company’s Subsidiaries or any Company Pension Plan, Company Benefit Plan or Company Other Plan.

(g)           Neither the Company nor any of its Subsidiaries is a party to (i) any oral or written agreement with any stockholder of the Company or any of its Subsidiaries or any Company Personnel the benefits of which are contingent, or the terms of which are altered, upon the occurrence of the transactions contemplated by this Agreement or (ii) any agreement or plan binding the Company or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or in connection with any other Circumstance).  Neither the Company nor any Subsidiary is obligated or may become obligated as a result of any of the transactions contemplated by this Agreement (either standing alone or in connection with a termination of employment or any other event) to make a payment that will not be fully deductible under Section 280G of the Code.

(h)           Each Company Pension Plan, Company Benefit Plan and Company Other Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated in material compliance with Section 409A of the Code since the Company’s date of incorporation.

(i)           No Company Pension Plan and no employee pension plan to which an ERISA Affiliate contributes or is obligated to contribute or maintains or is obligated to maintain is or was a “multiemployer pension plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA) or a “multiple employer plan” (as described in Section 413(c) of the Code).  No Company Benefit Plan is or was a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(j)           Each person on the payroll records of the Company or any of its Subsidiaries is properly classified as an employee or independent contractor.  Further, the Company and its Subsidiaries have properly classified all individuals on their payroll records as exempt or nonexempt under the Fair Labor Standards Act or any applicable state or foreign law equivalent.

(k)           All contributions or premiums required to be made by either the Company or any of its Subsidiaries under the terms of each Company Pension Plan, Company Benefit Plan or Company Other Plan or by ERISA, the Code or applicable Laws have in all material respects been made in a timely fashion in accordance with ERISA, the Code or applicable Laws and the terms of such plans.

3.14           Labor and Employment Matters.

(a)           The Company has made available to Parent true, correct and complete copies of:  (i) all collective bargaining agreements, memorandums of understanding, and extension agreements (including all addendums, amendments and related correspondence thereto); (ii) all arbitration awards for the last five (5) years regarding employment or labor issues; (iii) all employment policy manuals and individual employment policies; (iv) all wage policies or plans, including any merit wage plans; (v) all pending employment or labor related charges and lawsuits; (vi) all pending unfair labor practice charges and complaints; and (vii) all pending OSHA charges and complaints.

(b)           The Company and each of its Subsidiaries are and have been since their respective dates of incorporation or organization, as applicable, in compliance in all material respects with all federal, state, and foreign Laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1963, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, as amended, the Family Medical Leave Act, as amended, the Civil Rights Acts of 1866 and 1981, as amended, and state, local, regional or provincial anti-discrimination Laws.  Other than normal accruals of wages during regular payroll cycles, there are no material arrearages in the payment of wages.  There are no Actions pending, scheduled, or to the Company’s knowledge threatened, by any Governmental Authority pertaining to the labor or employment practices of the Company or any of its Subsidiaries.  No written complaints or charges relating to labor or employment practices of the Company or any of its Subsidiaries have been made or are reasonably expected to be made to any Governmental Authority.  No written or, to the Company’s knowledge, verbal complaints relating to the labor or employment practices of the Company have been made or are reasonably expected to be made to the Company or any of its Subsidiaries.   Neither the Company nor any of its Subsidiaries has received a claim from any Governmental Authority to the effect that the Company or any Subsidiary has misclassified, and the Company and its Subsidiaries have not misclassified, any person as (i) an independent contractor rather than as an employee, or with respect to any employee leased from another employer or (ii) an employee exempt from state, federal, provincial or other applicable overtime regulations. The Company and the Subsidiaries of the Company have complied in all material respects with all applicable Laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, worker’s compensation, equal employment opportunity, age and disability discrimination, immigration compliance and control, employee classification, information privacy and security, payment and withholding of Taxes, and continuation coverage with respect to group health plans. Neither the Company nor any of the Subsidiaries of the Company is a party to, or otherwise bound by, any consent decree with any Governmental Authority relating to employees or employment practices.

(c)           Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization (a “Collective Bargaining Agreement”).  Neither the Company nor any of its Subsidiaries is subject to any charge, demand, petition or representation proceeding seeking to compel, require or demand it to bargain with any labor union or labor organization nor is there pending or threatened, any labor strike, dispute or lockout involving the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practice with respect to any Persons employed by or otherwise performing services primarily for the Company or any of its Subsidiaries, and there is no unfair labor practice complaint or grievance against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable state agency pending or threatened in writing with respect to the Company Personnel.

(d)           The properties, assets and operations of the Company and its Subsidiaries are in material compliance with all applicable Worker Safety Laws.  With respect to such properties, assets and operations, including any previously owned, leased or operated properties, assets or operations, there are no events, conditions, circumstances, activities, practices, incidents, actions or plans of the Company or any of its Subsidiaries that may materially interfere with or prevent material compliance or continued compliance with applicable Worker Safety Laws.

(e)           Since their respective dates of incorporation or organization, as applicable, neither the Company nor any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Restraining Notification Act, as amended (the “WARN Act”)), affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries, or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of its Subsidiaries; nor has the Company or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any state, local or foreign Law or regulation similar to the WARN Act.

3.15          Material Contracts.

(a)           Except as set forth in the Company SEC Reports, neither the Company nor any of its Subsidiaries is a party to or is bound by (i) any agreement that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act), (ii) any agreement that restrains, limits or impedes the ability of the Company or any of its Subsidiaries to compete or engage in any line of business, including agreements that (A) impose geographic, operational or sale limitations, (B) provide for exclusivity by the Company or any of its Subsidiaries with respect to any goods or services sold or purchased by the Company or any of its Subsidiaries, (C) extend “most favored nation” or similar terms to any Person, or (D) provide for the non-solicitation of any Person, (iii) any agreement that requires, or would reasonably be expected to result in, any payment by the Company or its Subsidiaries in excess of $25,000 in any year or which requires, or would reasonably be expected to result in, any payment to the Company or its Subsidiaries in excess of $25,000 in any year; (iv) any agreement or arrangement relating to the sale of goods or services by the Company or its Subsidiaries for prices which were below then current market prices at the time of the execution of such agreement or arrangement; (v) any agreement under which the Company or any of its Subsidiaries is indebted for borrowed money (or may become so indebted) or any guaranty by the Company or any of its Subsidiaries of Indebtedness for borrowed money; (vi) any agreement relating to the acquisition or disposition of any Person or business (whether by merger, sale of stock, sale of assets, or otherwise) entered into since the Company’s incorporation or any agreement relating to the acquisition or disposition of assets entered into since the Company’s incorporation; (vii) any agreement with an officer or director of the Company; (viii) any agreement of indemnification or any guaranty of a material obligation by the Company or any of its Subsidiaries; (ix) any agreement creating or granting an Encumbrance other than a Permitted Encumbrance; (x) any material agreement containing any “change in control” or similar provisions with respect to the Company or any of its Subsidiaries; (xi) any material agreement with any Governmental Authority; (xii) any agreement with any beneficial owner of more than 5% of any Company Common Stock; (xiii) any agreement of the type described in Section 3.15(b); (xiv) any material agreement to license any third party to use, manufacture or reproduce any Company good, service or Intellectual Property right or any material agreement to sell, distribute or market any Company good, service or Intellectual Property right, other than, in each case, end-user license and sale agreements and related maintenance and support agreements entered into in the ordinary course of business; (xv) any agreement granting to any Person an option or a first refusal, first-offer or similar preferential right to purchase or acquire any property or asset of the Company or any of its Subsidiaries; (xvi) any on-screen advertising and internet ticketing agreement to which the Company or any of its Subsidiaries is a party; (xvii) any agreement which creates a partnership, limited liability company, joint venture or similar agreement to which the Company or any of its Subsidiaries is a party; (xviii) any agreement governing any licensed or franchised business operated at the Theaters; (xix) any outstanding powers of attorney executed by or on behalf of the Company or any of its Subsidiaries; (xx) any other agreement that is material to the Company and its Subsidiaries, taken as a whole; and (xxi) any agreement that by its terms would prohibit or materially delay the consummation of the Merger or any of the other transactions contemplated by this Agreement.  Each agreement of the type described above in this Section 3.15(a), whether or not set forth in Section 3.15(a) of the Company Disclosure Letter, is referred to herein as a “Company Contract”.  The Company has previously made available to Parent true, complete and correct copies of each Company Contract.  All of the Company Contracts are valid and binding on the Company or its Subsidiary, as the case may be, and, to the Company’s knowledge, each other party thereto, and in full force and effect.  Neither the Company nor any of its Subsidiaries has, and to the Company’s knowledge, none of the other parties thereto have, violated in any material respect any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a material default under the provisions of any Company Contract.  Neither the Company nor any of its Subsidiaries has received notice of any of the foregoing.

(b)           Section 3.15(b) of the Company Disclosure Letter sets forth a list  for the twelve months ended December 31, 2013 of the top fifteen (15) vendors or suppliers of the Company and its Subsidiaries (collectively, the “Company Key Suppliers”), including the amount paid to each such Company Key Supplier for the twelve months ended December 31, 2013.  Since January 1, 2013 there has been no actual or, to the Company’s knowledge, threatened termination, cancellation or limitation of, or adverse modification or change in, the business relationship of the Company or any of its Subsidiaries with any one or more of the Company Key Suppliers.  The Company has made available to Parent and Merger Sub true, correct, and complete copies of all agreements between the Company or any of its Subsidiaries and the Company Key Suppliers, as such documents are in effect as of the date hereof.

3.16          Properties.

(a)           Section 3.16(a) of the Company Disclosure Letter sets forth a complete and accurate list of all real property owned by the Company and each of its Subsidiaries (collectively, the “Owned Real Property”). The Company or each of its Subsidiaries, as applicable, holds fee simple title to the Owned Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances.

(b)           Section 3.16(b) of the Company Disclosure Letter sets forth a complete and accurate list of all real property leased, subleased or licensed by the Company or its Subsidiaries (collectively “Leased Real Property”) and, together with the Owned Real Property, the “Real Property”) and the location of the Leased Real Property, the name and address of each landlord thereunder and the address where rent is required to be paid (if different from the address of the landlord).  Each of the Company and/or its Subsidiaries, as applicable, owns a valid leasehold or subleasehold estate in the demised premises described in the applicable lease or sublease.  The Real Property is not subject to any Encumbrances.

(c)           Section 3.16(c) of the Company Disclosure Letter identifies each lease or sublease (together with each and every amendment, modification, supplement, notice of exercise of rights, side letters or other agreements related thereto) under which the Leased Real Property is occupied by the Company and/or its Subsidiaries, as applicable (collectively, the “Company Leases”).  Neither the Company nor any of its Subsidiaries has, and to the Company’s knowledge, none of the other parties thereto have, violated in any material respect any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a material default by the Company or any of its Subsidiaries, and to the Company’s knowledge, none of the other parties thereto, under the provisions of any Company Lease, and neither the Company nor any of its Subsidiaries has received notice of any of the foregoing.  Each of the Company Leases is in full force and effect and is enforceable against the Company or its Subsidiaries, as the case may be, and, to the Company’s knowledge, against each other party thereto, in accordance with its terms and shall not cease to be in full force and effect as a result of the transactions contemplated by this Agreement.  The Company has made available to Parent true, correct and complete copies of all Company Leases.  The Company has not received any notice of any assignment, pledge or hypothecation by any landlord of the Company Leases or the rents payable thereunder.

(d)           There are no written or oral subleases, licenses, concessions, occupancy agreements or other contractual obligations granting to any other Person the right of use or occupancy of the Real Property by the Company or any of its Subsidiaries and there is no Person (other than the Company or its Subsidiaries) in possession of the Real Property.  All facilities and equipment owned or leased by the Company or any of its Subsidiaries are in a state of repair so as to be adequate for their current and intended uses.  No condemnation Action is pending or, to the Company’s knowledge, threatened, that would preclude or materially impair the use of any Real Property.  There are no service contracts or management agreements applicable to the Real Property to which the Company or any of its Subsidiaries is a party, other than those which may be terminated without penalty by Parent after Closing upon less than ninety (90) days’ prior written notice.  Neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority that any of the Leased Real Property is in violation of any Law.

(e)           To the Company’s knowledge, each landlord under the Company Leases has completed all maintenance, repair and replacements and all upfit or improvements required to be completed by such landlord under the Company Leases.  The Company and each of its Subsidiaries has completed all maintenance, repair and replacements and all upfit or improvements required to be completed by it as tenant under the Company Leases, and the demised premises and related improvements which are the subject of the Company Leases are in good condition for their current use and, to the Company’s knowledge, are free from structural defects or material deferred maintenance.  There is no any claim for any rent concessions, abatements, set-offs, reimbursements or any other claims against the landlords under the Company Leases whatsoever.  Neither the Company nor any of its Subsidiaries has deposited any sums as and for security for the payment of rent and compliance with the terms of Company Leases.

(f)           To the Company’s knowledge, no petition or application to rezone or otherwise alter or amend the land use regulations affecting the Real Property is pending nor, to the Company’s knowledge, threatened.  Neither the Company nor any of its Subsidiaries has received any notice of any violation of applicable zoning and land use regulations affecting the Real Property, and to the Company’s knowledge there are no present violations of applicable zoning and land use regulations affecting the Real Property.  Neither the Company nor any of its Subsidiaries has received notice of any pending improvements, liens or special assessments to be made against the Real Property from any Governmental Authority for which the tenant under the Company Leases would be responsible.

3.17          Environmental Liability.

(a)           There are, and have been, no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations pending or, to the Company’s knowledge, threatened, of any nature seeking to impose, or that are reasonably likely to result in the imposition, on the Company or any of its Subsidiaries of any liability or obligation arising under any Environmental Laws or with respect to Materials of Environmental Concern, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

(b)           The properties, assets and operations of the Company and its Subsidiaries are in compliance in all material respects with all applicable Environmental Laws.  With respect to such properties, assets and operations, including any previously owned, leased or operated properties, assets or operations, there are no Circumstances, actions or plans of the Company or any of its Subsidiaries that may interfere with or prevent compliance or continued compliance with applicable Environmental Laws.

(c)           Neither the Company nor any of its Subsidiaries is, or has been, subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Authority or third party imposing any liability or obligation under any Environmental Laws.  Neither the Company nor any of its Subsidiaries has received any notice of any violation of or liability under Environmental Laws.

(d)           There has been no presence of storage tanks at or presence or release of Materials of Environmental Concern on, at, or from any of the properties currently or formerly owned, leased or operated by the Company or any of its Subsidiaries, except (i) in compliance in all material respects with applicable Environmental Laws and (ii) in a manner or in quantities or locations that would not require any investigation, cleanup or remediation of soil or groundwater under applicable Environmental Laws.  Neither the Company nor any of its Subsidiaries has received notice with respect to such presence or release.

(e)           Neither (i) the Company nor any of its Subsidiaries, (ii) predecessors of the Company or any of its Subsidiaries nor (iii) any entity previously owned by the Company or any of its Subsidiaries, has transported or arranged for the treatment, storage, handling, disposal or transportation of any Materials of Environmental Concern at or to any off-site location which, to the knowledge of the Company, has resulted in, or would be reasonably expected to result in, a liability to Company.

(f)           There are no Encumbrances or institutional or engineering controls applicable to any of the properties currently owned, leased or operated by the Company or any of its Subsidiaries arising out of or pursuant to Environmental Laws that have had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(g)           Each of the Company and its Subsidiaries has obtained, maintained and complied with all Environmental Permits necessary for the conduct and operation of its business as currently operated, and the Company or any of its Subsidiaries has not received any notice that any such Environmental Permit is not in full force and effect.  No such Environmental Permit is or will be subject to review, revision, major modification or prior consent by any Governmental Authority as a result of the consummation of the Merger and the transactions contemplated hereby.

3.18          State Takeover Laws.  The Company Board has approved this Agreement and has taken all other requisite action such that the provisions of any anti-takeover laws and regulations of any Governmental Authority, including Section 203 of the DGCL and any provisions of the Company’s Certificate of Incorporation or Bylaws relating to special voting requirements for certain business combinations, will not apply to this Agreement, the Voting Agreement or any of the transactions contemplated hereby or thereby.  To the knowledge of the Company, no other Takeover Laws or provisions in the governing documents of the Company or any of its Subsidiaries having any such effect are applicable to the Merger, this Agreement, the Voting Agreement or any of the transactions contemplated hereby or thereby.  There is no stockholder rights plan, “poison pill” anti-takeover plan or other similar device in effect, to which the Company is a party or otherwise bound.

3.19          Required Vote of Company Stockholders.  The affirmative vote of a majority of the votes entitled to be cast on this Agreement and the Merger is the only vote of holders of securities of the Company which is required to approve and adopt this Agreement and the Merger.  No other vote of holders of securities of the Company is required by Law, the Certificate of Incorporation of the Company, the Bylaws of Company or otherwise in order for the Company to consummate the Merger and the transactions contemplated hereby.

3.20          Intellectual Property.

(a)           Section 3.20(a) of the Company Disclosure Letter sets forth a correct and complete list of all (i) Registered Intellectual Property owned by the Company and its Subsidiaries (the “Company Registered Intellectual Property”) and (ii) all unregistered trademarks and service marks, trade dress, trade secrets, copyrightable works of authorship, and Software owned by the Company and its Subsidiaries. Each item of the Company Registered Intellectual Property is valid, enforceable and in full force and effect.  All necessary registration, maintenance and renewal fees currently due for payment prior to the Closing Date in connection with the Company Registered Intellectual Property have been made and all necessary documents, recordations and certifications in connection with the Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining the Company Registered Intellectual Property.  There are no actual or, to the Company’s knowledge, threatened Actions, opposition proceedings, reexamination proceedings, inter parte review proceedings, post grant review proceedings, derivation proceedings, cancellation proceedings, interference proceedings or other similar actions challenging the validity, use or ownership by the Company or its Subsidiaries of any item of Company Registered Intellectual Property.

(b)           The Company and its Subsidiaries own and have good and exclusive title to, or have a right to use pursuant to a written license agreement, all material Intellectual Property used in, or necessary for, the operation of the business of the Company and its Subsidiaries as currently conducted and as proposed to be conducted.  No Encumbrances exist with respect to any item of the Intellectual Property owned by the Company and its Subsidiaries.  Neither the Company nor any of its Subsidiaries has granted any rights or interest in the Intellectual Property owned by the Company and its Subsidiaries to a third party.

(c)           The Intellectual Property owned or purported to be owned by the Company and its Subsidiaries was: (i) developed by employees of the Company or its Subsidiaries who have executed appropriate instruments of assignment in favor of the Company as assignee to convey to the Company ownership of all Intellectual Property rights that they created or reduced to practice within the scope of their employment at the time of such development; (ii) developed by agents, consultants, contractors or other Persons who have executed appropriate instruments of assignment in favor of the Company as assignee that have conveyed to the Company ownership of all of their rights in such Intellectual Property; or (iii) acquired by the Company in connection with acquisitions in which the Company obtained appropriate representations, warranties and indemnities from the transferring party relating to title in such Intellectual Property.  Neither the Company nor any of its Subsidiaries has any obligation to make a royalty or license fee payment to any Company employee or agent, consultant, contractor or other Person who has developed any Intellectual Property rights for or on behalf of the Company in connection with or relating to their businesses.

(d)           The Company and its Subsidiaries are in compliance in all material respects with the terms and conditions of all license agreements relating to the Intellectual Property licensed to Company and any of its Subsidiaries.

(e)           The operation of the business of the Company and its Subsidiaries as currently conducted does not infringe, misappropriate or violate (“Infringe”) any Intellectual Property rights of any third party.  No claim or demand has been given in writing to the Company or any Subsidiary that the operation of the business of the Company or any Subsidiary Infringes the Intellectual Property rights of any third party.   The Intellectual Property owned by the Company and its Subsidiaries is not subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation (i) restricting in any manner the use, transfer or licensing thereof by the Company or any of its Subsidiaries or (ii) that may affect the validity, use or enforceability of such Intellectual Property.

(f)           To the Company’s knowledge, no Person is engaged in any activity that Infringes any of the Intellectual Property rights that are owned by the Company or any of its Subsidiaries.

(g)           The Company and its Subsidiaries have taken commercially reasonable actions to maintain the confidentiality and secrecy of confidential information, trade secrets owned by the Company and its Subsidiaries under applicable Law and, without limiting the generality of the foregoing, the Company and its Subsidiaries have enforced a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement in substantially the form provided to Parent, and, except under confidentiality obligations, there has not been any disclosure by the Company or any Subsidiary of any confidential information or any such trade secret or confidential information of third parties.

(h)           The transactions contemplated by this Agreement shall not impair the right, title or interest of the Company or any of its Subsidiaries in or to all of the Intellectual Property owned or licensed for use by the Company or any of its Subsidiaries and such Intellectual Property shall be owned or available for use by the Company and its Subsidiaries immediately after the Closing on terms and conditions identical to those existing immediately prior to the Closing.  No current or former partner, director, officer, or employee of the Company or any Subsidiary will, after giving effect to the transactions contemplated by this Agreement, own or retain any rights in or to, or have the right to receive any royalty, license fee or other payment with respect to, any of the Intellectual Property used or owned by the Company or any Subsidiary.

3.21        Information Technology.

(a)        Since their incorporation or formation, the Company and each of its Subsidiaries have not experienced any material disruption to, or material interruption in, the conduct of their businesses attributable to a defect, bug, breakdown, unauthorized access, introduction of a virus or other malicious programming, or other failure or deficiency on the part of any computer software or technology used by the Company or any of its Subsidiaries.

(b)        The computer systems, Software, hardware, projectors, electronic displays, audio and sound systems and devices, networks, interfaces, servers, and storage devices, data communication services, computer network services, Internet access services, and mass data storage services and related information technology systems and services, which are owned, licensed, leased or used by the Company and any of its Subsidiaries (collectively, the “Company Systems”) are reasonably sufficient for the needs of their respective businesses as currently conducted, including as to capacity, scalability and ability to process current and anticipated peak volumes in a timely manner.

(c)        The Company and each of its Subsidiaries use commercially reasonable efforts to protect the Company Systems from becoming infected by viruses and other malicious code.

(d)        The Company and each of its Subsidiaries have taken commercially reasonable steps to provide for the security, continuity and integrity of the Company Systems and the back-up and recovery of data and information stored or contained therein or accessed or processed thereby and to guard against any unauthorized access or use thereof. The Company and each of its Subsidiaries maintain commercially reasonable disaster recovery and business continuity plans, procedures and facilities in connection with their respective businesses as presently conducted and act in compliance.

(e)        There have not been any unauthorized intrusions or breaches of the security of any of the Company Systems or any unauthorized access or use of any of the data or information stored or contained therein or access or processed thereby or that has resulted in the destruction, damage, loss, corruption, alteration or misuse of any such data or information.

3.22          Data Protection.

(a)          The Company and its Subsidiaries have complied in all material respects with all Laws and contractual and fiduciary obligations relating to the protection and security of personal information to which Company and its Subsidiaries are currently or were then subject.  Neither the Company nor any of its Subsidiaries has received any written inquiries from or been subject to any audit or other proceeding by any Governmental Authority, regarding their compliance with the foregoing.  The Company and its Subsidiaries have established policies, programs and procedures with respect to the collection, use, processing, storage and transfer of all personally identifiable information relating to individuals in connection with their businesses (collectively, “Personal Data”) consistent and compliant in all material respects with applicable Law relating to privacy and data protection.

(b)          The Company and its Subsidiaries have complied in all material respects with all rules, policies and procedures established by the Company and the Company’s Subsidiaries from time to time with respect to privacy, publicity, data protection or collection and use of personal information and user information gathered or accessed in the course of the operations of the Company and its Subsidiaries.  No Actions alleging (i) a material violation of any Person’s privacy, personal or confidentiality rights under any such rules, policies or procedures or (ii) any material breach, material misappropriation, or material unauthorized disclosure, intrusion, access, use or dissemination of any Personal Data have been asserted or, to the Company’s knowledge, threatened against the Company or its Subsidiaries by any Person.  There has not been (A) a material violation of any Person’s privacy, personal or confidentiality rights under any such rules, policies or procedures or (B) any material breach, material misappropriation, or material unauthorized disclosure, access, use or dissemination by Company or its Subsidiaries of any Personal Data.  The Company and its Subsidiaries have at all times taken all steps reasonably necessary (including implementing and monitoring compliance with adequate measures with respect to technical and physical security) to reasonably ensure that any Personal Data collected by the Company or any of its Subsidiaries is protected against loss and against unauthorized access, use, modification, disclosure or other misuse.

3.23           Insurance.  Section 3.23 of the Company Disclosure Letter sets forth a correct and complete list of all of the insurance policies of the Company and its Subsidiaries currently in effect (the “Insurance Policies”).  All such Insurance Policies are legal, valid, binding and enforceable in accordance with their terms and in full force and effect, all premiums due and payable thereunder have been paid, neither the Company nor any of its Subsidiaries is in material breach or default thereunder (including any such breach or default with respect to the payment of premiums or the giving of notice), and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default of thereunder or permit termination or material modification thereof.  Neither the Company nor any of its Subsidiaries has received any written notice of cancellation or termination with respect to any such Insurance Policy of the Company or any of its Subsidiaries.  Section 3.23 of the Company Disclosure Letter sets forth a list of all material claims made under any of the Insurance Policies since July 29, 2010.  The amounts and scope of risks covered by the Insurance Policies provide insurance coverage (a) as required by Law, and (b) as is customary for company of the Company’s size, assets, properties, geographic locations and the businesses in which the Company and its Subsidiaries operate.  The Company has previously made available to Parent true, correct and complete copies of each Insurance Policy.

3.24          Opinion of the Company’s Financial Advisor.  The Company Board has received the opinion of the Company’s Financial Advisor, to the effect that, subject to the assumptions, qualifications and other matters set forth therein, as of the date hereof, the Merger Consideration is fair to the Company Stockholders from a financial point of view.  A correct and complete signed copy of the written opinion will be delivered to Parent promptly after the date hereof.

3.25          Disclosure Documents.

(a)           Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company Stockholders in connection with the transactions contemplated by this Agreement, including the Company Proxy Statement/Prospectus (except for such portions thereof as relate only to Parent or Merger Sub) and the Form S-4 (except for such portions thereof as relate only to Parent or Merger Sub), and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act.

(b)           The information with respect to the Company and its Subsidiaries that the Company supplies or that is supplied on behalf of the Company for inclusion in the Company Proxy Statement/Prospectus, the Form S-4, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Authority in connection herewith, at the time of the filing of such document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof (and, in the case of the Company Proxy Statement/Prospectus, at the time of the Company Stockholder vote to adopt this Agreement), will not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

(c)           The representations and warranties contained in this Section 3.25 will not apply to statements or omissions included or incorporated by reference in the Company Proxy Statement/Prospectus based upon information supplied by Parent or Merger Sub or any of their representatives or advisors specifically for use or incorporation by reference therein.

3.26          Affiliate Transactions.  There are no transactions, Company Contracts, arrangements or understandings between (a) the Company or any of its Subsidiaries, on the one hand, and (b) any Affiliate of the Company (other than any of its wholly owned Subsidiaries), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Exchange Act.

3.27          Accounts Receivable.  All accounts receivable reflected on the Company Balance Sheet that have not been collected (the “Receivables”) represent valid obligations payable to the Company or its Subsidiaries arising from bona fide transactions entered into by the Company or its Subsidiaries in the ordinary course of business and consistent with past practices, are current and are collectible (net of any reserves set forth on the Company Balance Sheet) without resort to legal proceedings or collections agencies.  Neither the Company nor any of its Subsidiaries has factored any of the Receivables.  Since January 1, 2013, the Company and its Subsidiaries have collected accounts receivable in the ordinary course of business and consistent with their past practices.

3.28          Food and Beverage Inventories.  All inventory, packaging, supplies, food, beverages, concessions, and other inventories located at the Theaters (the “Inventories”) (a) are, in all material respects, accurately valued and properly reflected on the Company Financial Statements consistent with past practices, (b) consist, in all material respects, of items of a quality, quantity and condition useable and saleable in the ordinary course of business and consistent with past practices, (c) were acquired and have been maintained at normal levels in the ordinary course of business and consistent with past practices, and (d) are not subject to any material write-down or write-off.

3.29          Goodwill Passes; Prepaid Tickets.  There does not exist, in any material respect, any unexpired and outstanding (a) tickets, or entitlement to tickets, donated, given, issued, sold, or awarded (including in connection with any settlement or otherwise) to consumers entitling the holder thereof to admission without charge, (b) coupons or rights in any media entitling consumers to purchase theater admission tickets at a discount from the regular public theater admission price, or (c) motion picture theater admission tickets, gift cards, or gift certificates which have been purchased by or donated, given, issued or awarded (including in connection with any settlement or otherwise) to consumers and which entitle such ticketholders to admission without any further consideration or at a discount after the Closing Date.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as expressly set forth in the disclosure letter delivered concurrently with the execution of this Agreement to the Company (the “Parent Disclosure Letter”), which letter shall identify any exceptions to the representations, warranties and covenants contained in this Agreement (with reference to the particular Section to which such information relates; provided that an item disclosed in any Section shall be deemed to have been disclosed for each other Section of this Agreement to the extent the relevance of such disclosure to such other Section of this Agreement is readily apparent on the face of such disclosure), Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

4.1           Corporate Organization.

(a)           Parent is a corporation duly organized, validly existing and in corporate good standing under the laws of the State of Delaware.  Parent has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted.  Parent is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing would not, either individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Parent and Merger Sub to consummate the transactions contemplated hereby.  The Certificate of Incorporation, Bylaws or comparable organizational documents of Parent and Merger Sub, copies of which have previously been made available to the Company, are true, correct and complete copies of such documents as currently in effect.

(b)           Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.  The issued and outstanding equity interests of Merger Sub, are validly issued, fully paid and nonassessable and are owned, beneficially and of record, by Parent, free and clear of any Encumbrance.  Except for obligations and liabilities incurred in connection with its formation and the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person that would impair in any material respect the ability of each of Parent and Merger Sub, as the case may be, to perform its respective obligations under this Agreement or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

4.2           Capitalization.   The authorized capital stock of Parent consists of 35,000,000 shares of Parent Common Stock and 1,000,000 shares of preferred stock, $1.00 par value per share (the “Parent Preferred Stock”).  At the close of business on the day prior to the date of this Agreement, there were 23,012,967 shares of Parent Common Stock and no shares of Parent Preferred Stock issued and outstanding.  Between the day prior to the date of this Agreement and the date of this Agreement, except for shares of Parent Common Stock issued under the Parent’s equity-based compensation plans (the “Parent Stock Plans”), no shares of Parent Common Stock, Parent Preferred Stock, Parent capital stock or other Parent voting securities were issued or reserved for issuance.  At the close of business on the day prior to the date of this Agreement, there were 515,071 shares of Parent Common Stock and no shares of Parent Preferred Stock held in the treasury of Parent.  In addition, at the close of business on the day prior to the date of this Agreement, there were 1,050,084 shares of Parent Common Stock reserved for future issuance under the Parent Stock Plans, subject to adjustment on the terms set forth in the Parent Stock Plan. All issued and outstanding shares of Parent Common Stock have been, and all shares of Parent Common Stock that may be issued pursuant to the exercise or conversion, as applicable, of each then outstanding option to purchase shares of Parent Common Stock pursuant to the Parent Stock Plans (each a “Parent Stock Option”) and Parent Restricted Stock will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof except as required by Law.  Except for the Parent Stock Plans, as of the date hereof, Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or agreements of any character calling for Parent to issue, deliver or sell, or cause to be issued, delivered or sold any shares of Parent Common Stock or Parent Preferred Stock or any other equity security or Voting Debt of Parent or any of its Subsidiaries or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any shares of Parent Common Stock or Parent Preferred Stock or any other equity security or Voting Debt of Parent or any of its Subsidiaries or obligating Parent or any of its Subsidiaries to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or any other similar agreements.  The shares of Parent Common Stock to be issued pursuant to the Merger have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance thereof is not subject to any preemptive or other similar right.

4.3          Authority.  Each of Parent and Merger Sub has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and perform its obligations hereunder.  The adoption, execution, delivery and performance of this Agreement and the approval of the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Parent and Merger Sub.  No other proceedings on the part of Parent or Merger Sub are necessary to authorize the adoption, execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby, except for the filing of the Certificate of Merger with the Secretary of the State of Delaware.  This Agreement has been duly and validly executed and delivered by Parent and Merger Sub, and (assuming due authorization, execution and delivery by the Company) constitutes the valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and subject to general principles of equity.

4.4          Consents and Approvals.  Except for (a) filings, permits, authorizations, consents and approvals, and for the termination or expiration, as applicable, of any applicable waiting periods, as may be required under, and other applicable requirements of the Exchange Act, the Securities Act, the HSR Act and other Regulatory Laws, and state securities or state “Blue Sky” laws, including the filing with the SEC the Company Proxy Statement/Prospectus and the Form S-4 in which the Company Proxy Statement/Prospectus will be included as a prospectus, and a declaration of effectiveness of the Form S-4 and (b) the filing of the Certificate of Merger, none of the execution, delivery or performance of this Agreement by Parent and Merger Sub, the consummation by Parent and Merger Sub of the transactions contemplated hereby, including the Merger, or compliance by Parent and Merger Sub with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the organizational documents of Parent or Merger Sub, (ii) require either Parent or Merger Sub to make any filing with, give any notice to, or obtain any permit, authorization, consent, or approval of, any Governmental Authority, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent and Merger Sub, as the case may be, is a party or by which it or any of their respective properties or assets may be bound, or (iv) violate any Law applicable to Parent and Merger Sub or any of their respective properties or assets, excluding from the foregoing clauses (ii)-(iv) such filings, notices, permits, authorizations, consents, approvals, violations, breaches or defaults that, would not, either individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Parent and Merger Sub to consummate the transactions contemplated hereby.

4.5          SEC Filings; Controls and Procedures.

(a)           Since January 1, 2011, Parent has timely filed all reports, registrations, statements, prospectuses, forms, schedules and other documents, together with any amendments required to be made with respect thereto, that were or are required to be filed with the SEC, including, but not limited to, Forms 10-K, Forms 10-Q and Forms 8-K (collectively, the “Parent SEC Reports”).  All of the Parent SEC Reports are publicly available on the SEC’s EDGAR system.  There are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Parent SEC Reports and none of the Parent SEC Reports is the subject of any ongoing SEC review.  There are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or, to the Parent’s knowledge, threatened, in each case involving Parent or any of its Subsidiaries.  Assuming the accuracy of the Company’s representation set forth in Section 3.25, the Parent SEC Reports (i) were or will be filed or furnished on a timely basis, (ii) at the time filed or furnished, were or will be prepared in compliance as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (iii) did not or will not at the time they were or are filed or furnished contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Parent SEC Reports or necessary in order to make the statements in such Parent SEC Reports, in the light of the circumstances under which they were made, not misleading.  Parent is in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act and all applicable listing and corporate governance rules and regulations of NASDAQ.

(b)           Parent: (i) maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; and (C) access to assets is permitted only in accordance with management’s general or specific authorization; (ii) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) and 15d-15(e) of the Exchange Act) that are designed and effective to ensure that all information (both financial and non-financial) relating to Parent, including its consolidated Subsidiaries, required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and are also designed and effective to ensure that all such information is made known to the Chief Executive Officer and the Chief Financial Officer of Parent by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act; (iii) has completed an assessment of the effectiveness of Parent’s disclosure controls and procedures and, to the extent required by applicable law, presented in any applicable Parent SEC Report that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation; and (iv) based on Parent’s management’s most recently completed evaluation of Parent’s internal controls over financial reporting prior to the date of this Agreement, (A) has no significant deficiencies or material weaknesses in the design or operation of its internal controls over financial reporting that would reasonably be expected to adversely affect Parent’s ability to record, process, summarize and report financial information and (B) does not have any knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

4.6          Financial Statements.  Each of the consolidated financial statements (including, in each case, any related notes and schedules) of Parent contained in the Parent SEC Reports at the time filed, or if amended, at the time of filing of such amendment (the “Parent Financial Statements”) (a) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (including Regulation S-X), (b) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and at the dates involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the SEC on Form 10-Q under the Exchange Act), and (c) fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated statement of operations, cash flows and changes in stockholders’ equity for the periods indicated, consistent with the books and records of Parent and its consolidated Subsidiaries, except that the unaudited interim financial statements were or are subject to normal year-end adjustments which were not or will not be material in amount or effect.  Parent has not, between December 31, 2013 and the date of this Agreement, made or adopted any material change in its accounting methods, practices or policies in effect on December 31, 2013.  The consolidated, audited balance sheet of Parent as of December 31, 2013 is referred to herein as the “Parent Balance Sheet.”

4.7          Broker’s Fees.  Neither Parent nor Merger Sub nor any of their respective officers, directors, employees or agents has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with any of the transactions contemplated by this Agreement (including the Merger) except for legal, accounting and other professional fees payable in connection with the transactions contemplated hereby, all of which will be paid by Parent.

4.8           Legal Proceedings.  There is no Action pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or involving any of their respective assets or properties, and neither Parent nor any of its Subsidiaries, nor any of their respective assets or properties is subject to any outstanding order, writ, judgment, injunction or decree of any Governmental Authority, except for, in each case, any Action that would not, either individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Parent and Merger Sub to consummate the transactions contemplated hereby.

4.9          Available Funds.  Parent and Merger Sub each have and shall have at the Closing sufficient immediately available funds to make all payments required by the terms of this Agreement, to pay all related fees and expenses in connection with this Agreement and the transactions contemplated by this Agreement and to otherwise consummate the transactions contemplated by this Agreement.

4.10          Disclosure Documents.

(a)           The Company Proxy Statement/Prospectus (except for such portions thereof as relate only to the Company or any of its Subsidiaries) will comply as to form in all material respects with the applicable requirements of the Exchange Act. The Form S-4 (except for such portions thereof as relate only to the Company or any of its Subsidiaries), and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Securities Act.

(b)           The information supplied by Parent for use in the Company Proxy Statement/Prospectus, the Form S-4, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Authority in connection herewith, at the time of the filing of such document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof (and in the case of the Form S-4, at the time of the stockholder vote to adopt this Agreement), will not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

(c)           The representations and warranties contained in this Section 4.10 will not apply to statements or omissions included or incorporated by reference in the Form S-4, the Company Proxy Statement/Prospectus, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Authority in connection herewith based upon information supplied by the Company or any of its representatives or advisors specifically for use or incorporation by reference therein.

4.11          Reorganization.  As of the date of this Agreement, Parent is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1          Conduct of Company Business Pending the Effective Time.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, except (a) to the extent Parent shall otherwise consent in writing, (b) as otherwise expressly provided in this Agreement and (c) as provided in Section 5.1 of the Company Disclosure Letter, the Company shall, and shall cause its Subsidiaries to, (i) preserve intact the business organization of the Company and its Subsidiaries, (ii) preserve the assets and properties of the Company and its Subsidiaries in good repair and condition, (iii) keep available the services of its present officers, employees, independent contractors and consultants, (iv) preserve the current relationships of the Company and its Subsidiaries with suppliers, vendors and other Persons with which the Company or any of its Subsidiaries has material business relations, (v) maintain the Theaters in good working condition in a manner not less favorable than maintenance standards previously used by the Company and its Subsidiaries to maintain the Theaters, (vi) perform, in all material respects, all obligations under all Company Contracts and Company Leases relating to or affecting the Theaters, and (vii) otherwise conduct its business in the ordinary course in the same manner as heretofore conducted.  Without limiting the generality of the foregoing, except (A) to the extent Parent shall otherwise consent in writing, (B) as otherwise specifically provided in, or in furtherance of any action permitted by, this Agreement and (C) as provided in Section 5.1 of the Company Disclosure Letter, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company agrees not to take any of the following actions (and to cause its Subsidiaries not to take such actions):

(a)           propose or adopt any amendments to its certificates of incorporation or bylaws, certificates of organization, operating agreements, limited liability company agreements, joint venture documents, partnership agreements or equivalent organizational documents;

(b)           (i) authorize for issuance, issue, deliver, sell, pledge, transfer, grant, dispose of or encumber any shares of capital stock or other equity or voting interests of the Company or any of its Subsidiaries or any securities convertible into, exchangeable or exercisable for or representing the right to subscribe for, purchase or otherwise receive any such shares or interests or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock or other rights that are linked to the value of Company Common Stock or Company Preferred Stock or the value of the Company or any of its Subsidiaries or any part thereof, provided, however that none of the foregoing shall prohibit the issuance of Class A Common Stock upon the conversion or exercise of convertible securities outstanding, including, without limitation, the conversion of Company Restricted Stock Units outstanding as of the date of this Agreement, (ii) effect any stock split, stock combination, stock reclassification, reverse stock split, stock dividend, recapitalization or other similar transaction, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) enter into any amendment of any term of any of its outstanding securities;

(c)           grant, confer or award any option, right, warrant, deferred stock unit, conversion right or other right not existing on the date hereof to acquire any of its shares of capital stock or shares of deferred stock, restricted stock awards, restricted stock units, stock appreciation rights, “phantom” stock awards or other similar rights that are linked to the value of Company Common Stock or Company Preferred Stock or the value of the Company or its Subsidiaries or any part thereof (whether or not pursuant to the Company Stock Plan);

(d)           (i) increase any compensation or benefit to, or enter into or amend any employment, change-in-control or severance agreement with, any officer, director or other Company Personnel, (ii) grant any bonuses to any Company Personnel, (iii) enter into or adopt any new Company Pension Plan, Company Benefit Plan or Company Other Plan (including any stock option, stock benefit or stock purchase plan) or amend or modify any existing Company Pension Plan, Company Benefit Plan or Company Other Plan, or accelerate the vesting of any compensation (including options, restricted stock, restricted stock units, warrants, other shares of capital stock or rights of any kind to acquire any shares of capital stock or equity-based awards) for the benefit of any Company Personnel or grant or amend any award under any Company Pension Plan, Company Benefit Plan or Company Other Plan (including the grant of any options, restricted stock, restricted stock units, warrants, other equity or equity-based or related compensation) except to the extent required by applicable Law, (iv) provide any funding for any rabbi trust or similar arrangement, or take any other action to fund or secure the payment of any compensation or benefit, (v) grant to any Company Personnel any right to receive any severance, change-in-control, retention, termination or similar compensation or benefits or increases therein, (vi) enter into or amend any Collective Bargaining Agreement, or (vii) terminate any Key Employee other than for Cause;

(e)           (i) declare, set aside or pay any dividend or make any other distribution or payment (whether in cash, stock or other property or any combination thereof) with respect to any shares of its capital stock or other equity or voting interests, or otherwise make any payments to its stockholders in their capacity as such (other than dividends or distributions from a wholly-owned Subsidiary of the Company to another Subsidiary of the Company or to the Company), or (ii) directly or indirectly redeem, purchase or otherwise acquire any of its shares of capital stock of, or other equity or voting interest in, any of the Company or any of its Subsidiaries, or any options, warrants, calls or rights to acquire any such stock or other securities, other than in connection with Tax withholdings and exercise price settlement upon the conversion of Company Restricted Stock Units outstanding on the date of this Agreement;

(f)           (i) transfer, sell, lease, sublease, license, sublicense or otherwise dispose of any material assets or properties of the Company or any of its Subsidiaries or (ii) mortgage or pledge any material assets or properties of the Company or any of its Subsidiaries, or subject any such assets or property to any other Encumbrance (except Permitted Encumbrances);

(g)           enter into, modify, amend, cancel, terminate, renew, extend or request any material change in, or agree to any material change in, any Company Contract or any lease or sublease;

(h)           enter into interest rate swaps, foreign exchange or commodity agreements and other similar hedging arrangements other than for purposes of offsetting a bona fide exposure (including counterparty risk);

(i)           make or agree to make any loans, advances or capital contributions to, or other investments in, any other Person;

(j)           make any capital expenditure (or series of related capital expenditures) in excess of $50,000 in the aggregate (excluding expenditures set forth on Section 3.16(e) of the Company Disclosure Letter, in which case the Company shall consult with Parent regarding such expenditures prior to making any such expenditures);

(k)           (i) merge with, enter into a consolidation with or otherwise acquire an interest of 50% or more of the outstanding equity interests in any Person or acquire a substantial portion of the assets or business of any Person (or any division or line of business thereof), (ii) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or any other reorganization, other than the Merger, (iii) otherwise acquire (including, through leases, subleases and licenses of real property) any assets, except, in the case of this clause (iii) in the ordinary course of business consistent with past practice (which exception shall not include acquisitions of theaters, real property or potential pipeline transactions) or (iv) enter into any new line of business;

(l)           create, incur or assume any indebtedness for borrowed money, or issue any debt securities or any right to acquire debt securities, assume, guarantee, endorse or otherwise become liable or responsible (whether, directly, contingently or otherwise) for the indebtedness of another Person, enter into any agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing;

(m)           accelerate, discount, factor, reduce, sell (for less than its face value or otherwise), transfer, assign or otherwise dispose of, in full or in part, any accounts receivable owed to the Company or any of its Subsidiaries, with or without recourse, including any rights or claims associated therewith, other than in the ordinary course of business;

(n)           change any of its methods, principles or practices of financial accounting currently in effect, except (i) as required by GAAP, Regulation S-X of the Exchange Act, or as required by a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization) or (ii) as required by a change in applicable Law;

(o)           write up, write down or write off the book value of any of its assets, other than as may be required by GAAP;

(p)           enter into, amend or modify any agreement or arrangement with Persons that are Affiliates or Company Personnel;

(q)           sell, transfer or license on an exclusive basis to any Person any rights to any Intellectual Property of the Company;

(r)           commence, waive, release, assign, settle or compromise any pending or threatened Action which is (i) material to the business of the Company and its Subsidiaries, taken as a whole or (ii) otherwise involves the payment by the Company of an amount in excess of $15,000 (excluding any amounts that may be paid under existing insurance policies);

(s)           take, cause to be taken or omit to take any action that is intended, or could reasonably be expected, individually or in the aggregate, to result in any of the representations or warranties contained herein becoming untrue or inaccurate in any material respect or in any of the conditions set forth in Article VII not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement;

(t)           (i) dispose of or encumber any portion of the Owned Real Property or Leased Real Property, (ii) fail to pay all rents and other amounts owing under the Company Leases timely in accordance with the terms and conditions thereof or otherwise failed to perform all applicable obligations of such party under the Company Leases, or (iii) fail to enforce the terms and conditions of the Company Leases;

(u)           knowingly take or fail to take any action in breach of this Agreement for the purpose of (or which would be reasonably expected to) materially delaying or preventing the consummation of the transactions contemplated hereby (other than as required by Law); or

(v)           authorize any of, or commit, resolve, announce, offer or agree to take any of, the foregoing actions or any other action inconsistent with the foregoing.

5.2          Conduct of Parent Business Pending the Effective Time.  Except (a) to the extent the Company shall otherwise consent in writing, (b) as otherwise specifically provided in, or in furtherance of any action permitted by, this Agreement and (c) as provided in Section 5.2 of the Parent Disclosure Letter, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Parent agrees not to take any of the following actions (and to cause its Subsidiaries not to take such actions):

(a)           take, cause to be taken or omit to take any action that is intended, or could reasonably be expected, individually or in the aggregate, to result in any of the conditions set forth in Article VII not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement;

(b)           knowingly take or fail to take any action in breach of this Agreement for the purpose of (or which would be reasonably expected to) materially delaying or preventing the consummation of the transactions contemplated hereby (other than as required by Law); or

(c)           authorize any of, or commit, resolve, announce, offer or agree to take any of, the foregoing actions or any other action inconsistent with the foregoing.

5.3          Certain Tax Matters.

(a)           During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to: (i) timely file all Tax Returns (taking into account any permitted extensions) required to be filed by or on behalf of each such entity; (ii) timely pay all material Taxes due and payable; (iii) accrue a reserve in the books and records and financial statements of any such entity in accordance with past practice for all Taxes payable but not yet due; (iv) promptly notify Parent of any material Actions pending against or with respect to the Company or any of its Subsidiaries in respect of any amount of Tax and not settle or compromise any material Tax liability without Parent’s consent, which shall not be unreasonably withheld; and (v) except in the ordinary course of business and consistent with past practice, (A) not change any method of accounting, (B) not file any amended Tax Return or claim for refund, (C) not agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of any Taxes and (D) not make or change any material Tax election, in each case, without Parent’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.  Any Tax Returns described in this Section 5.3 shall be complete and correct in all material respects and, except as otherwise required by Law, shall be prepared on a basis consistent with the past practice of the Company and its Subsidiaries.  The Company shall notify Parent upon the filing of any such material Tax Return and shall make such Tax Returns available to Parent.

(b)           From and after the date of this Agreement and until the Effective Time, each party to this Agreement shall use its reasonable best efforts to cause the Merger to qualify, and shall not, without the prior written consent of the parties to this Agreement, knowingly take any actions or cause any actions to be taken which could prevent the Merger from qualifying, as a reorganization under the provisions of Section 368(a) of the Code.

ARTICLE VI
ADDITIONAL AGREEMENTS

6.1          Company Proxy Statement/Prospectus and Form S-4.

(a)         As promptly as practicable after the execution of this Agreement, Parent and the Company shall cooperate in preparing and cause to be filed with the SEC the Company Proxy Statement/Prospectus and Form S-4 in which the Company Proxy Statement/Prospectus will be included as a prospectus, in connection with the registration under the Securities Act of Parent Common Stock to be issued in the Merger.  Each of Parent and the Company shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the Form S-4 effective as long as is necessary to consummate the Merger and other transactions contemplated hereby, and the Company shall mail or deliver the Company Proxy Statement/Prospectus to the Company Stockholders as promptly as practicable after the Form S-4 is declared effective.  Each of Parent and the Company shall furnish all information as may be reasonably requested by the other in connection with any such action and the preparation, filing and distribution of the Form S-4 and the Company Proxy Statement/Prospectus, including any financial statements required to be included in the Form S-4 or the Company Proxy Statement/Prospectus pursuant to Rule 305 of Regulation S-X under the Securities Act.  Each of Parent and the Company shall, as promptly as practicable after receipt thereof, provide the other party with copies of any written comments and advise the other party of any oral comments with respect to the Company Proxy Statement/Prospectus or the Form S-4 received by the SEC. Each party shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Company Proxy Statement/Prospectus and the Form S-4 prior to filing such with the SEC and if required, the Company shall disseminate to the Company Stockholders, as promptly as reasonably practicable, any amendment of or supplement to the Company Proxy Statement/Prospectus required as a result of such comments.

(b)           Each of the Company, Parent and Merger Sub agrees to promptly correct any information provided by it for use in the Company Proxy Statement/Prospectus if and to the extent that it shall have come (or shall have become known) to contain any misstatement or omission of a material fact necessary to make the statements therein in light of the circumstances in which they are made, not misleading, and the Company shall use reasonable best efforts to cause the Company Proxy Statement/Prospectus as so corrected to be disseminated to the Company Stockholders to the extent required by applicable federal securities laws.

(c)           The Company shall include in the Company Proxy Statement/Prospectus, and represents that it has obtained all necessary consents of the Company’s Financial Advisor to permit the Company to include in the Company Proxy Statement/Prospectus, in its entirety, the fairness opinion described in Section 3.24, together with a summary thereof and the underlying financial analysis.

6.2          Company Stockholders’ Meeting.

(a)           The Company shall take all action necessary in accordance with applicable Law, the Company’s Certificate of Incorporation and the Company’s Bylaws, as promptly as practicable after the date hereof, to call, give notice of, convene and hold the Company Stockholders’ Meeting to consider and vote on a proposal to adopt and approve this Agreement.  The Company shall cause the Company Stockholders’ Meeting to be held (on a date selected by the Company in consultation with Parent) as promptly as practicable after mailing of the Company Proxy Statement/Prospectus.  The notice of the Company Stockholders’ Meeting shall state that a resolution to adopt this Agreement and a resolution to adjourn the Company Stockholders’ Meeting will be considered at the Company Stockholders’ Meeting, and no other matters shall be considered or voted upon at the Company Stockholders’ Meeting without Parent’s prior written consent.

(b)            The Company Board shall recommend (subject to Section 6.4(e) hereof) that the Company Stockholders adopt this Agreement and the transactions contemplated hereby (including the Merger) in accordance with the applicable provisions of the DGCL (the “Company Board Recommendation”) at the Company Stockholders’ Meeting and the Company shall include the Company Board Recommendation in the Company Proxy Statement/Prospectus (subject to Section 6.4(e)), and shall use its reasonable best efforts to (i) solicit from the Company Stockholders proxies in favor of the adoption of this Agreement and the transactions contemplated hereby (including the Merger) and (ii) take all other action necessary or advisable to secure approval of this Agreement by the Company Stockholders.  The Company’s obligations pursuant to Section 6.2(a) and this Section 6.2(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of an Acquisition Proposal or an Adverse Recommendation Change.  The Company agrees that it shall not submit to the vote of the Company Stockholders any Acquisition Proposal (whether or not a Superior Proposal) prior to the vote of the Company Stockholders with respect to the Merger at the Company Stockholders’ Meeting.

6.3           Third Party Consents and Regulatory Approvals.

(a)           Subject to the terms and conditions of this Agreement, the parties hereto will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws and regulations to consummate the Merger as soon as practicable after the date hereof, including (i) preparing and filing, in consultation with the other party and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions and filings and to obtain as promptly as reasonably practicable all consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations necessary to be obtained from any third party and/or any Governmental Authority in order to consummate the Merger or any of the other transactions contemplated by this Agreement and (ii) taking all reasonable steps as may be necessary, proper or advisable to obtain all such consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations.  In furtherance and not in limitation of the foregoing, each party hereto agrees to make or cause to be made, in consultation and cooperation with the other and as promptly as practicable and advisable after the date hereof, (i) any necessary filing of a Notification and Report Form pursuant to the HSR Act and (ii) all other necessary registrations, declarations, notices and filings relating to the Merger with other Governmental Authorities under any other antitrust, competition, trade regulation or other Regulatory Law with respect to the transactions contemplated hereby and to respond to any inquiries received and supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other Regulatory Law and to use their commercially reasonable efforts to take all other actions reasonably necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other Regulatory Law as soon as practicable.

(b)           To the extent permissible under applicable Law, each of the parties hereto shall, in connection with the efforts referenced in Section 6.3(a) to obtain all requisite approvals, clearances and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Regulatory Law, use its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, (iii) permit the other party, or the other party’s legal counsel, to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ, the FTC or any such other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, (iv) give the other party the opportunity to attend and participate in such meetings and conferences to the extent allowed by applicable Law or by the applicable Governmental Authority, (v) in the event one party is prohibited by applicable Law or by the applicable Governmental Authority from participating in or attending any meetings or conferences, keep the other promptly and reasonably apprised with respect thereto and (vi) cooperate in the filing of any memoranda, white papers, filings, correspondence, or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c)           If any objections are asserted with respect to the transactions contemplated hereby under any Regulatory Law or if any Action, whether judicial or administrative, is instituted by any Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any Regulatory Law, each of the parties hereto shall use its commercially reasonable efforts to: (i) oppose or defend against any action to prevent or enjoin consummation of this Agreement (and the transactions contemplated herein) and/or (ii) subject to Section 6.3(d), take such action as reasonably necessary to overturn any action by any Government Authority or private party to block consummation of this Agreement (and the transactions contemplated herein), including by defending any Action brought by any Governmental Authority or private party in order to avoid entry of, or to have vacated, overturned or terminated, including by appeal if necessary, any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that would restrain, prevent or delay the Closing or the other transactions contemplated herein, or in order to resolve any such objections or challenge as such Governmental Authority or private party may have to such transactions under such Regulatory Law so as to permit consummation of the transactions contemplated by this Agreement, provided that each of the parties hereto shall cooperate with one another in connection with all proceedings related to the foregoing and Parent shall have final decision-making authority with respect thereto.

(d)           Except as provided in Section 6.3(e), no party to this Agreement shall (whether directly or indirectly through any Subsidiary) be required to (and the Company and its Subsidiaries shall not) propose, negotiate, or offer to commit to or effect by consent decree, hold separate order, or otherwise, the sale, divestiture, license, disposition or hold separate of any assets or businesses of Parent or any of its Subsidiaries, or effective as of the Effective Time, the Company or its Subsidiaries or the Surviving Entity or its Subsidiaries, or otherwise offer to take or offer to commit to take any action or agree to any restriction (including any action that limits its freedom of action, ownership or control with respect to, or its ability to retain or hold, any of the businesses, assets, product lines, properties or services of Parent or its Subsidiaries, the Company or its Subsidiaries, or the Surviving Entity or its Subsidiaries) in order to avoid the entry of any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that would restrain, prevent or delay the Closing or the other transactions contemplated herein or avoid the commencement of any Action to prohibit the Merger or any other transaction contemplated by this Agreement, or if already commenced, to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any Action so as to enable the Closing to occur.

(e)           If Parent elects to propose, negotiate, or offer to commit to and effect by consent decree, hold separate order, or otherwise, any sale, divestiture, license, disposition, prohibition or limitation or other action of a type described in Section 6.3(d) with respect to any assets or businesses of Parent or any of its Subsidiaries, or effective as of the Effective Time, the Company or its Subsidiaries or the Surviving Entity or its Subsidiaries, the Company and its Subsidiaries shall, and shall cause their respective Representatives to, reasonably cooperate in all respects as requested by Parent in connection with any such sale, divestiture, license, disposition, prohibition or limitation or other action of a type described in Section 6.3(d).

6.4           No Solicitation.

(a)           Upon execution of this Agreement, the Company and its Subsidiaries shall, and shall cause their respective Representatives to, cease and terminate any and all existing activities, discussions or negotiations with any Person with respect to an Acquisition Proposal.  The Company shall promptly after the date of this Agreement instruct each Person which has heretofore executed a confidentiality agreement relating to an Acquisition Proposal with or for the benefit of the Company to promptly return or destroy all information, documents, and materials relating to the Acquisition Proposal or to the Company or its businesses, operations or affairs heretofore furnished by the Company or any of its Representatives to such Person or any of its Representatives in accordance with the terms of any confidentiality agreement with such Person.

(b)           Except as provided in Section 6.4(c), the Company agrees that neither it nor any of its Subsidiaries shall, and that it shall not authorize or permit any of its and their respective Representatives to, directly or indirectly, (i) initiate, solicit, induce or encourage or facilitate the submission of any inquiry, indication of interest, proposal or offer that constitutes, or may lead to, an Acquisition Proposal, (ii) participate in any discussions or negotiations regarding any Acquisition Proposal, (iii) furnish any information or data regarding the Company or any of its Subsidiaries to, or afford access to the properties, books and records of the Company to, any Person (other than Parent or Merger Sub) in connection with or in response to any Acquisition Proposal, (iv) enter into any letter of intent or agreement providing for, relating to or in connection with, any Acquisition Proposal or any proposal that may lead to an Acquisition Proposal (other than a confidentiality agreement as contemplated by Section 6.4(c)), or that requires the Company to abandon, terminate or breach its obligations hereunder or fail to consummate the transactions contemplated hereby, (v) approve, adopt, endorse or recommend an Acquisition Proposal, (vi) take any action to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including any transaction under, or a third party becoming an “interested stockholder” under, Section 203 of the DGCL), or any restrictive provision of any applicable anti-takeover provision in the Company’s Certificate of Incorporation or Bylaws, inapplicable to any transactions contemplated by an Acquisition Proposal (and, to the extent permitted thereunder, the Company shall promptly take all steps necessary to terminate any waiver that may have been heretofore granted, to any Person other than Parent or any of Parent’s Affiliates, under any such provisions) or (vii) resolve, propose or agree to do any of the foregoing.

(c)           Notwithstanding Section 6.4(b), from the date hereof and prior to the receipt of the Company Stockholders’ Approval, if (i) the Company receives an unsolicited bona fide written Acquisition Proposal that the Company Board determines in good faith, after receiving advice from its outside legal counsel and financial advisors, constitutes, or is reasonably likely to lead to, a Superior Proposal, (ii) the Company Board concludes in good faith, after receiving advice from its outside legal counsel and financial advisors, that the failure to take such action with respect to such Acquisition Proposal would reasonably be likely to result in a breach of the Company Board’s fiduciary obligations to the Company Stockholders under applicable Law, (iii) such Acquisition Proposal was not solicited in violation of this Section 6.4 and (iv) the Company timely provides to Parent in accordance with Section 6.4(f) the information required under Section 6.4(f) to be delivered by the Company to Parent, then the Company may take the following actions (and only the following actions): (x) furnish information to the third party making such Acquisition Proposal (a “Qualified Bidder”), provided that (A) the Company receives from the Qualified Bidder an executed confidentiality agreement (the terms of which are no less favorable to the Company than those contained in the Confidentiality Agreement), (B) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company and may not restrict the Company in any way from complying with this Agreement, including prohibiting the Company from providing information or written materials to Parent and (C) all such information has previously been provided to Parent or is provided to Parent concurrently with the time it is provided to such Person; and (y) engage in discussions or negotiations with the Qualified Bidder and its Representatives with respect to such Acquisition Proposal.

(d)           Except as otherwise provided in Section 6.4(e), neither the Company Board nor any committee of the Company Board may (i) withdraw or withhold, amend, modify or qualify, or propose publicly to withdraw, withhold, amend, modify or qualify in any manner adverse to Parent or Merger Sub, the Company Board Recommendation (it being understood that, subject to and without limitation of Section 6.4(g), taking a neutral position or no position with respect to any Acquisition Proposal shall be considered an amendment or modification), (ii) approve, adopt, endorse or recommend any Acquisition Proposal or (iii) propose publicly to approve, adopt or recommend any Acquisition Proposal (any action described in clause (i), (ii) or (iii), whether taken by the Company Board or any committee thereof, being referred to as an “Adverse Recommendation Change”).

(e)           Notwithstanding Section 6.4(d), at any time prior to the receipt of the Company Stockholders’ Approval, the Company Board may in response to a Superior Proposal that did not result from a breach by Company of this Section 6.4, effect an Adverse Recommendation Change if the Company Board determines in good faith, after receiving advice from the Company’s outside legal counsel and financial advisors, that failure to do so would reasonably be likely to result in a breach of the Company Board’s fiduciary obligations to the Company Stockholders under applicable Law; provided, however, that such action may only be taken (i) at a time that is after the fifth (5th) Business Day following Parent’s receipt of written notice from the Company that the Company Board is prepared to take such action (the “Subsequent Determination Notice”), which notice will specify the terms of the applicable Acquisition Proposal, identify the Person making such Superior Proposal and set forth the Company’s reason for delivery of the Subsequent Determination Notice and (ii) if, at the end of such period, the Company Board determines in good faith, after taking into account all amendments or revisions committed to by Parent and after consultation with its outside legal counsel and financial advisors, that such Acquisition Proposal remains a Superior Proposal.  During any such five (5) Business Day period, Parent shall be entitled to deliver to the Company one or more counterproposals to such Acquisition Proposal, and the Company shall give Parent the opportunity to meet and negotiate with the Company and its Representatives, who shall negotiate in good faith with Parent regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Parent in response to such Superior Proposal.  If a Superior Proposal is revised, including any revision to price, then the Company shall deliver to Parent a new Subsequent Determination Notice and again comply with the requirements of this Section 6.4(e) with respect to such revised Superior Proposal, on each occasion on which a revised Superior Proposal is submitted.

(f)           From and after the execution of this Agreement, the Company shall notify Parent promptly (but in any event within twenty-four (24) hours) orally and in writing of the receipt of any inquiries, discussions, negotiations, proposals or expressions of interest with respect to an Acquisition Proposal, including providing the identity of the third party making, submitting, inquiring about or expressing interest with respect to such Acquisition Proposal, and (i) if it is in writing, a copy of such Acquisition Proposal and any related draft agreements and other written material setting forth the terms and conditions of such Acquisition Proposal and (ii) if oral, a detailed summary thereof that is made or submitted by any third party during the period between the date hereof and the Closing.  The Company shall keep Parent fully informed on a prompt and timely basis of the status and details of any such Acquisition Proposal and with respect to any change to the material terms of any such Acquisition Proposal within twenty-four (24) hours of any such change.  The Company shall not, and shall cause its Subsidiaries not to, enter into any agreement with any Person subsequent to the date of this Agreement, and neither the Company nor any of its Subsidiaries is or shall become party to any agreement, in each case, that prohibits the Company from providing such information to Parent.

(g)           Nothing in this Section 6.4 shall be deemed to prohibit the Company from complying with Rule 14e-2 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act with regard to an Acquisition Proposal if, in the good faith judgment of the Company Board, after receiving advice from its outside legal counsel, failing to take such action would be inconsistent with its disclosure obligations under applicable Law.  In addition, it is understood and agreed that, for purposes of this Agreement, any “stop, look and listen” communication by the Company Board pursuant to Rule 14d-9(f) of the Exchange Act or any similar communication to the Company Stockholders, shall not in and of itself constitute an Adverse Recommendation Change; provided, however, that any disclosure of a position contemplated by Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act other than (i) a “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, (ii) any express rejection of any applicable Acquisition Proposal or (iii) any express reaffirmation of its recommendation to its stockholders in favor of the Merger shall be deemed to be an Adverse Recommendation Change.

(h)           For purposes of this Agreement, “Superior Proposal” shall mean any bona fide written Acquisition Proposal (with all references to 15% in the definition of Acquisition Proposal being treated as references to 50% for these purposes) made by a third party that the Company Board determines in good faith, after receiving advice from its outside legal counsel and financial advisors, would be more favorable to the Company Stockholders from a financial point of view than the Merger, taking into account (i) any proposal by Parent to amend or modify the terms of this Agreement, (ii) the identity of the Person making such Acquisition Proposal and (iii) the terms, conditions, timing, likelihood of consummation and legal, financial, and regulatory aspects of such Acquisition Proposal.

(i)           For purposes of this Agreement, “Acquisition Proposal” means any inquiry, proposal, offer, plan, arrangement or other expression or indication of interest for any transaction or series of related transactions involving (i) a merger, tender offer, exchange offer, recapitalization, reorganization, reclassification, liquidation, dissolution, business combination or consolidation, or any similar transaction, involving the Company or any of its Subsidiaries, (ii) a sale, lease, license, exchange, mortgage, pledge, transfer or other acquisition or disposition of assets that constitute or account for at least 15% of the consolidated net revenues, net income or assets (based on the fair market value thereof) of the Company and its Subsidiaries, taken as a whole, or (iii) a purchase, tender offer or other acquisition (including by way of merger, consolidation, stock exchange or otherwise) of beneficial ownership (the term “beneficial ownership” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the rules and regulations thereunder) of securities representing 15% or more of the voting power of the Company or any of its Subsidiaries; provided, however, that the term “Acquisition Proposal” shall not include the Merger or the other transactions contemplated by this Agreement.

6.5           Access to Information.

(a)           From the date of this Agreement until the earlier of (i) the Effective Time or (ii) the date on which this Agreement is terminated pursuant to Section 8.1, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and its officers, employees, accountants, counsel and other Representatives, reasonable access during normal business hours to all of its properties, books, contracts, commitments and records upon reasonable prior notice.  The Company shall also provide Parent with such access to the appropriate individuals (including management personnel, attorneys, accountants and other professionals) for discussion of the Company’s business, properties, prospects and personnel as Parent may reasonably request.  No investigation pursuant to this Section 6.5 shall affect any representation or warranty in this Agreement of the Company or any condition to the obligations of the parties hereto.  The Company shall not be required to provide access to or to disclose information where such access or disclosure would contravene any law, rule, regulation, order, judgment, decree, or binding agreement entered into prior to the date of this Agreement or would reasonably be expected to violate or result in a loss or impairment of any attorney-client or work product privilege.  The Company will use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)           With respect to all information furnished by one party to the other party or its Representatives under this Agreement, the parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement.

6.6          Directors’ and Officers’ Indemnification and Insurance.

(a)           Parent and Merger Sub agree that any rights to indemnification or exculpation now existing in favor of, and all limitations on the personal liability of each present and former director, officer, employee, fiduciary or agent of the Company and its Subsidiaries provided for in the respective organizational documents, in effect as of the date hereof shall continue in full force and effect (and with respect to the Surviving Entity, shall be reflected in the applicable organizational documents of such entity), for a period of six (6) years after the Effective Time.  During such period, Parent shall not, nor shall it permit the Surviving Entity to, amend, repeal or otherwise modify such provisions for indemnification in any manner that would materially and adversely affect the rights thereunder of any individual who at any time on or prior to the Effective Time was a director, officer, employee, fiduciary or agent of the Company or its Subsidiaries in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by Law; provided, however, that in the event any claim or claims are asserted or made either prior to the Effective Time or within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.

(b)           Parent shall cause the Surviving Entity to either (i) cause to be obtained a “tail” insurance policy with respect to Company’s and its Subsidiaries’ directors’ and officers’ liability insurance as in effect as of the Effective Time (a “D&O Tail Policy”), which D&O Tail Policy (A) shall have a claims period of at least six (6) years from the Effective Time with respect to claims arising from acts or omissions occurring prior to the Effective Time with respect to the Indemnified Parties covered by the Company’s and its Subsidiaries’ directors’ and officers’ liability insurance as of the Effective Time and (B) shall contain terms with respect to scope of coverage and amount generally no less favorable, in the aggregate, than those in the Company’s and its Subsidiaries’ existing directors’ and officers’ liability insurance policies as of the Effective Time, or (ii) maintain the existing officers’ and directors’ liability insurance policies maintained by the Company (provided that Parent may cause the Surviving Entity to substitute therefor policies of at least the same scope of coverage and amount and containing terms and conditions that are generally not less favorable, in the aggregate, to the Indemnified Parties) for a period of six (6) years after the Effective Time; provided, however, that in no event shall the Parent or the Surviving Entity be required to expend in the aggregate in excess of 200% of the annual premium currently paid by the Company for such coverage, and if such premium would at any time exceed 200% of such amount, then the Parent or the Surviving Entity shall maintain insurance policies which provide the maximum and best coverage available at an annual premium equal to 200% of such amount  Section 6.6(b) of the Company Disclosure Letter sets forth the current premium paid by the Company for such insurance.

(c)           The obligations under this Section 6.6 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.6 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 6.6 applies shall be third party beneficiaries of this Section 6.6 and shall be entitled to enforce the covenants contained herein).

(d)           In the event Parent or the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent and the Surviving Entity, as the case may be, assume the obligations set forth in this Section 6.6.

6.7           Additional Agreements.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Entity with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, Parent.

6.8           Publicity.  Except with respect to any action taken pursuant to, and in accordance with, Section 6.4, so long as this Agreement is in effect, neither Parent nor the Company shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed, except as may be required by applicable Law or the applicable rules of any stock exchange, in which event such party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other parties to review and comment upon such press release or other announcement and shall give due consideration to all reasonable additions, deletions or changes suggested thereto.

6.9          Rule 16b-3 Actions.  Parent and the Company agree that, in order to most effectively compensate and retain those officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the Merger, both prior to and after the Effective Time, it is desirable that such Persons not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable Law in connection with the transactions contemplated by this Agreement, and for that compensatory and retentive purpose agree to the provisions of this Section 6.9.  Promptly after the date hereof and prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of shares of Company Common Stock resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

6.10          Notification of Certain Matters.  Each of Parent, Merger Sub and the Company shall promptly advise the other of any change or event (a) having or reasonably likely to have a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, or (b) that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; provided, further, that a failure to comply with this Section 6.10 shall not constitute the failure of any condition set forth in Article VII to be satisfied unless the underlying Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, or material breach would independently result in the failure of a condition set forth in Article VII to be satisfied.

6.11          Litigation.  Notwithstanding anything to the contrary set forth herein, each party shall notify the other parties promptly if and after it receives notice of any Actions instituted or threatened against Parent, Merger Sub or the Company or any of their respective directors, officers or Affiliates, including by any stockholder of the Company, before any court or Governmental Authority relating to this Agreement, the Merger or the transactions contemplated hereby, or seeking damages or discovery in connection with such transactions.  Until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall give Parent the opportunity to participate in the defense or settlement of any Action relating to this Agreement or any of the transactions contemplated by this Agreement, and shall not settle any such Action without Parent’s written consent, which will not be unreasonably withheld, conditioned or delayed.

6.12          Stock De-Registration.  The Company shall use its commercially reasonable efforts to cause its shares of common stock to no longer be quoted on NASDAQ and to be de-registered under the Exchange Act as soon as practicable following the Effective Time.

6.13          NASDAQ Listing.  The Parent shall use commercially reasonable efforts to cause the shares of Parent Common Stock which are to be issued to the holders of Company Common Stock upon consummation of the Merger to be listed on NASDAQ.

6.14          Actions Regarding Anti-Takeover Statutes.  If Section 203 of the DGCL or any other potentially applicable anti-takeover or similar Law or provision in the Company’s governing documents is or becomes applicable to this Agreement, the Merger, the Voting Agreement or the transactions contemplated by this Agreement, the Company Board shall grant such approvals and take such other actions as may be required so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms and conditions set forth in this Agreement and the Voting Agreement.

6.15          Company Cooperation on Certain Matters.  After the date hereof and prior to the Effective Time, the Company shall, subject to applicable Law, confer with Parent on a regular and continued basis regarding the general status of the ongoing operations of the Company and its Subsidiaries and integration planning matters and communicate and consult with such Persons identified by Parent to the Company with respect to the foregoing.

6.16          Control of Operations.  Without in any way limiting and subject to the parties’ rights and obligations under this Agreement, the parties understand and agree that nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control the Company’s operations prior to the Effective Time.

6.17          Pipeline Deals. The Company shall not (a) amend, modify, terminate or consummate any Pipeline Transaction Purchase Agreement or (b) enter into any acquisition agreement for a Pipeline Transaction, in each case, without the prior written approval of Parent, with such approval to be provided or withheld in Parent’s sole discretion.  The Company shall promptly (and in any event within twenty-four (24) hours) inform Parent of any material communication received by the Company or any of its Subsidiaries in connection with any Pipeline Transaction or any Pipeline Transaction Purchase Agreement.  The Company shall consult with and give Parent the opportunity to attend and participate in any material communications, meetings and conferences with any Person related to a Pipeline Transaction.

6.18          Start Media Joint Venture.  Prior to the date of this Agreement, Parent and the Company have entered into a purchase agreement that provides Parent will acquire one hundred percent (100%) of Start Media’s interest in the Start Media Joint Venture on the Closing Date (the “Start Media Purchase Agreement”).  Parent and the Company shall take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under the Start Media Purchase Agreement to consummate the transactions contemplated by the Start Media Purchase Agreement in accordance with its terms. The Company shall promptly (and in any event within twenty-four (24) hours) inform Parent of any material communication received by the Company or any of its Subsidiaries in connection with the Start Media Joint Venture or the Start Media Purchase Agreement.

ARTICLE VII
CONDITIONS PRECEDENT TO THE CONSUMMATION OF THE MERGER

7.1           Conditions to Each Party’s Obligations To Effect the Merger.  The respective obligation of each party to effect the Merger shall be subject to the fulfillment (or waiver in writing if permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a)           This Agreement shall have been approved by the requisite affirmative vote of the holders of shares of Company Common Stock present and voting at the Company Stockholders’ Meeting in accordance with applicable Law (the “Company Stockholders’ Approval”).

(b)           The shares of Parent Common Stock to be issued to the holders of Company Common Stock upon consummation of the Merger shall have been authorized for listing on NASDAQ, subject to official notice of issuance.

(c)           The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(d)           The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(e)           All other material approvals, authorizations, orders, declarations, filings with, and consents of any Governmental Authority required to consummate the Merger shall have been obtained and shall remain in full force and effect and all statutory waiting periods relating to such approvals, authorizations, orders, declarations, filings with and consents shall have expired or been terminated.

(f)           No statute, rule, executive order or regulation shall have been enacted, issued, enforced or promulgated by any Governmental Authority which prohibits or is reasonably likely to prohibit the consummation of the Merger, and there shall be no order or injunction of a court of competent jurisdiction in effect preventing, or which is reasonably likely to prevent, consummation of the Merger; provided, however, that the parties hereto shall have used reasonable efforts to cause any such order or injunction, ruling or action to be vacated or lifted or to ameliorate the effects thereof.

7.2          Conditions to the Obligations of Parent and Merger Sub.  The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction (or waiver in writing if permissible under applicable Law), at or prior to the Effective Time, of the following conditions:

(a)           (i) The representations and warranties of the Company contained in Section 3.2 (Capitalization) shall be true and correct as of the date of this Agreement and on and as of the Closing Date as if made on and as of such date; (ii) the representations and warranties of the Company contained in Section 3.1 (Corporate Organization), Section 3.3 (Authority), Section 3.9 (Broker’s Fees), Section 3.18 (State Takeover Laws) and Section 3.25 (Disclosure Documents) shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or as of the date hereof, in which case such representations and warranties shall be true and correct in all material respects as of such date); and (iii) each of the representations and warranties of the Company contained in this Agreement (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or similar terms set forth therein) (other than those contained in the preceding clauses (i) and (ii)) shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or as of the date hereof, in which case such representations and warranties shall be true and correct as of such date), except where the failure to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate with respect to all such failures, a Company Material Adverse Effect.  Parent and Merger Sub shall have received a certificate signed by the Chief Executive Officer or President and the Chief Financial Officer of the Company to such effect.

(b)           The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent and Merger Sub shall have received a certificate signed by the Chief Executive Officer or President and the Chief Financial Officer of the Company to such effect.

(c)           There shall not be pending or threatened any suit, action or proceeding, in each case, by any Governmental Authority or any third party, including any actions by one or more Company Stockholders, seeking damages or other amounts in connection with, or to restrain, preclude, enjoin or prohibit, the Merger or any of the other transactions contemplated by this Agreement;

(d)           Between the date of this Agreement and the Closing Date, there shall not have occurred any Circumstance which individually or in the aggregate with all other Circumstances has had or would reasonably be expected to have a Company Material Adverse Effect.  Parent and Merger Sub shall have received a certificate signed by the Chief Executive Officer or President and Chief Financial Officer of Company to such effect;

(e)           The Company shall have redeemed the Series B Preferred Stock in accordance with Section 1.5;

(f)           There shall not have occurred and be continuing any general suspension of, or limitation on trading in securities on NASDAQ (other than a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index); and

(g)           Parent shall have received the opinion of King & Spalding LLP, counsel to Parent, dated the Closing Date, to the effect that the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.  In rendering such opinion, counsel to Parent shall be entitled to rely upon customary assumptions and representations provided by Parent and the Company that counsel to Parent reasonably deems relevant.

(h)           Parent shall have received the Mayo Non-Compete and Non-Solicit Agreement.

(i)           There shall not have occurred (i) a Security Breach which, either individually or collectively with all related breaches, has resulted in, or would reasonably be expected to result in, losses, damages, claims, costs, expenses, interest, awards, judgments or penalties to the Company of more than $1,000,000 (a “Material Security Breach”) or (ii) any facts, circumstances or events that would reasonably be expected to result in a Material Security Breach.

(j)           Parent shall have received a properly executed statement, issued by the Company pursuant to Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) dated no more than thirty (30) days prior to the Closing Date and signed by an officer of the Company, and in form and substance reasonably satisfactory to Parent, certifying that interests in the Company, including shares of Company Common Stock, do not constitute “United States real property interests” under Section 897(c) of the Code, and the Company shall have provided notice to the IRS in accordance with the provisions of Treasury Regulation Section 1.897-2(h)(2).

(k)           Parent shall have acquired one hundred percent (100%) of the Start Media Joint Venture pursuant to the terms and conditions set forth in the Start Media Purchase Agreement.

(l)           The Company shall have obtained, in form and substance satisfactory to Parent, the third party consents set forth on Schedule 7.2(l), and all such consents shall be in full force and effect at the Closing.

(m)           The Company shall have cancelled and terminated, in form and substance satisfactory to Parent, the third party agreements set forth on Schedule 7.2(m).

(n)           There shall not have occurred a material adverse change to the net debt or working capital amounts set forth in the Company Balance Sheet (except for changes related to (i) the Pipeline Transactions, (ii) payments by the Company under outstanding loan agreements, (iii) the redemption of the Series B Preferred Stock in accordance with this Agreement and (iv) the occurrence of capital expenditures by the Company, in each case, to the extent permitted by this Agreement).

(o)           The Company Board shall have adopted resolutions terminating, effective immediately prior to the Closing, the pension plan sponsored by the Company that is intended to meet the requirements of Section 401(k) of the Code (the “401(k) Plan”), and the Company shall have (i) taken all actions reasonably requested by Parent to ensure that the 401(k) Plan is in compliance with all applicable requirements of the Code and regulations thereunder for all periods through the date of its termination and is eligible to receive a favorable determination letter from the IRS with respect to its termination and (ii) submitted an application to the IRS under the Voluntary Compliance Program, following Parent’s review and approval of such application, to correct any operational failures identified by Parent with respect to the 401(k) Plan.

7.3            Conditions to the Obligations of Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction (or waiver in writing if permissible under applicable Law), at or prior to the Effective Time, of the following conditions:

(a)           Each of the representations and warranties of Parent and Merger Sub contained in this Agreement (without giving effect to any limitation as to “materiality” or similar terms set forth therein) shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or as of the date hereof, in which case such representations and warranties shall be true and correct in all material respects as of such date), except for changes permitted by this Agreement or where the failure to be so true and correct does not have, and would not reasonably be expected to have, a Parent Material Adverse Effect.  The Company shall have received a certificate signed by the Chief Executive Officer or the Chief Financial Officer of Parent and Merger Sub to such effect.

(b)           Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed by the Chief Executive Officer or the Chief Financial Officer of Parent and Merger Sub to such effect.

(c)           The Company shall have received the opinion of Eaton & Van Winkle LLP, counsel to the Company, dated the Closing Date, to the effect that the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.  In rendering such opinion, counsel to the Company shall be entitled to rely upon customary assumptions and representations provided by the Company and Parent that counsel to the Company reasonably deems relevant.

(d)           Since the date of this Agreement, there shall not have occurred any Circumstance that has had or would reasonably be expected to have a Parent Material Adverse Effect.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

8.1           Termination.  This Agreement may be terminated and the Merger and other transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after the Company Stockholders’ Approval (with any termination by Parent also being an effective termination by Merger Sub):

(a)           by mutual written consent of the Company and Parent;

(b)           by either Parent or the Company if any Governmental Authority of competent jurisdiction shall have issued a final and non-appealable order, decree, judgment, injunction or ruling or taken any other final and non-appealable action enjoining, restraining or otherwise prohibiting the consummation of the Merger; provided that the party seeking to terminate this Agreement shall have used its commercially reasonable efforts to have such order, decree, judgment, injunction or ruling lifted if and to the extent required by Section 6.3;

(c)           by either Parent or the Company if the Merger shall not have been consummated on or before September 30, 2014 (the “Termination Date”); provided, however, (i) the Termination Date shall be extended to December 31, 2014 if the Merger has not closed by September 30, 2014 due to the failure to timely receive any financial statements required to be included in the Form S-4 or the Company Proxy Statement/Prospectus pursuant to Regulation S-X and (ii) the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party if the failure of such party to perform any of its obligations under this Agreement has been a principal cause of or resulted in the failure of the Merger to be consummated on or before such date;

(d)           by Parent, in the event of a material breach by the Company of any representation, warranty, covenant or other agreement contained herein, or if a representation or warranty of the Company shall have become untrue or inaccurate after the date of this Agreement, which situation in either case (i) would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b), and (ii) has not been cured within twenty (20) calendar days following notice thereof, or if the Termination Date is less than twenty (20) calendar days from such notice, has not been or cannot reasonably be expected to be cured by the Termination Date;

(e)           by the Company, in the event of a material breach by Parent or Merger Sub, as the case may be, of any representation, warranty, covenant or other agreement contained herein, or if a representation or warranty of Parent or Merger Sub, as the case may be, shall have become untrue or inaccurate after the date of this Agreement, which situation in either case (i) would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b), and (ii) has not been cured within twenty (20) calendar days following notice thereof, or if the Termination Date is less than twenty (20) calendar days from such notice, has not been or cannot reasonably be expected to be cured by the Termination Date;

(f)           by either Parent or the Company if the Company Stockholders shall have failed to approve this Agreement at the Company Stockholders’ Meeting or at any adjournment or postponement thereof; provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.1(f) if the Company has not complied with its obligations under Sections 6.1, 6.2 or 6.4, or has otherwise breached in any material respect any of its obligations under this Agreement in any manner that could reasonably have caused the failure to obtain the Company Stockholders’ Approval at the Company Stockholders’ Meeting or at any adjournment or postponement thereof; or

(g)           by Parent, if (i) the Company Board shall have failed to include the Company Board Recommendation in the Company Proxy Statement/Prospectus or publicly announced or proposed an intent to do so, (ii) the Company Board or any committee thereof shall have made an Adverse Recommendation Change or publicly announced or proposed an intent to do so, (iii) the Company or any of its Subsidiaries shall have breached any of its obligations under Section 6.4, (iv) the Company Board or any committee thereof shall have taken any position contemplated by Rule 14e-2(a) of the Exchange Act with respect to any Acquisition Proposal other than recommending rejection of such Acquisition Proposal or (v) the Company Board or any committee thereof shall have refused to affirm publicly its recommendation of this Agreement and the Merger following any written request by Parent to provide such reaffirmation following an Acquisition Proposal prior to the earlier of (x) ten (10) days following such request and (y) five (5) Business Days prior to the Company Stockholders’ Meeting.

8.2           Effect of Termination.

(a)           In the event of a termination of this Agreement by either Parent or the Company as provided in Section 8.1, this Agreement shall immediately become null and void and have no effect, and none of Parent, Merger Sub, the Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability or obligation of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that Section 6.5 (Access to Information), Section 6.8 (Publicity) and this Section 8.2 (Effect of Termination) and Article IX (Miscellaneous) and all other obligations of the parties specifically intended to be performed after the termination of this Agreement shall survive any termination of this Agreement; provided, however, that notwithstanding the foregoing, except as set forth herein, neither Parent nor the Company shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement, the Confidentiality Agreement or any other agreement delivered in connection herewith.

(b)           All Expenses incurred in connection with this Agreement shall be paid by the party incurring such Expenses, whether or not the Merger is consummated.  “Expenses”, as used in this Agreement, shall include all out-of-pocket documented expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the transactions contemplated hereby, including the authorization, preparation, negotiation, execution and performance of this Agreement and the other transactions contemplated by this Agreement, the solicitation of Company Stockholders’ Approval and all other matters related to the Closing.

(c)           If this Agreement is terminated:

(i)         by Parent pursuant to Section 8.1(d), then (without prejudice to any other rights that Parent may have against the Company for breach of this Agreement or otherwise) the Company shall make a cash payment to Parent equal to the amount of all Expenses incurred by Parent and its Affiliates in immediately available funds, as directed by Parent in writing (the “Expense Reimbursement Amount”);

(ii)         by the Company pursuant to Section 8.1(e), then (without prejudice to any other rights that the Company may have against Parent for breach of this Agreement or otherwise) Parent shall make a cash payment to the Company equal to the amount of all Expenses incurred by the Company and its Affiliates in immediately available funds, as directed by the Company in writing;

(iii)         by Parent pursuant to Section 8.1(g) (without prejudice to any other rights that Parent may have against Company for breach of this Agreement or otherwise) the Company shall make a cash payment to Parent in the amount of $1,228,935 (the “Termination Amount”) in immediately available funds, as directed by Parent in writing;

(iv)         by (A) Parent or the Company pursuant to (x) Section 8.1(c) or (y) Section 8.1(f) in connection with the failure of the Company to obtain the Company Stockholders’ Approval or (B) Parent pursuant to Section 8.1(d), and (1) on or prior to the Termination Date, a Person or group shall have made an Acquisition Proposal to the Company or the Company Stockholders or an Acquisition Proposal shall have otherwise become announced or communicated to the Company, the Company Board or the Company’s management and (2) no later than twelve (12) months after the Termination Date, the Company enters into, publicly approves or submits to the Company Stockholders for approval, an agreement with respect to an Acquisition Proposal, or an Acquisition Proposal is consummated (which in each case need not be the same Acquisition Proposal as the Acquisition Proposal described in clause (1)), then (without prejudice to any other rights that Parent may have against Company for breach of this Agreement or otherwise) the Company will pay to Parent, on the date of entry into the definitive agreement in respect of such Acquisition Proposal or, if earlier, the date of the consummation of the transaction in respect of such Acquisition Proposal, as may be applicable, the Termination Amount (less any Expense Reimbursement Amount previously paid to Parent) in immediately available funds, as directed by Parent in writing; or

(v)         by Parent or the Company pursuant to Section 8.1(f) only (and not, for the avoidance of doubt, Section 8.1(g)) in connection with the failure of the Company to obtain the Company Stockholders’ Approval, then the Company shall make a cash payment to Parent equal to the Expense Reimbursement Amount, which amount shall not exceed $819,290, and such payment shall be made in immediately available funds, as directed by Parent in writing.

(d)           If required to be paid under this Section 8.2, the Expense Reimbursement Amount or the Termination Amount shall be paid in immediately available funds within four (4) Business Days after the date of the event giving rise to the obligation to make such payment.  If the Company fails to promptly pay any amount due by it pursuant to this Section 8.2, interest shall accrue on such amount from the date such payment was required to be paid pursuant to the terms of this Agreement until the date of payment at a rate per annum equal to three (3) percent plus the prime interest rate published in The Wall Street Journal on the date such interest begins accruing and, if Parent commences a suit to obtain such amount that results in a judgment against the Company to pay all or any portion of such amount, the Company shall also pay to Parent its costs and expenses (including attorneys’ fees) incurred in connection with such suit.  The parties acknowledge and agree that the provisions for payment of the Termination Amount are an integral part of the transactions contemplated by this Agreement and are included herein in order to induce Parent to enter into this Agreement and to reimburse Parent for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement.

8.3           Amendment.  Subject to compliance with applicable Law, this Agreement may be amended by the parties hereto, by action taken by their respective boards of directors, at any time before or after approval of the matters presented in connection with this Agreement to the Company Stockholders; provided, however, that after any approval of the transactions contemplated by this Agreement by the Company Stockholders, no amendment of this Agreement shall be made that by Law or in accordance with the rules of any stock exchange requires further approval by the Company Stockholders without obtaining such approval.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.4           Extension; Waiver.  At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after the Company Stockholders’ Approval, no extension or waiver of this Agreement or any portion thereof shall be made that by Law requires further adoption and approval by the Company Stockholders without obtaining such approval.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  No provision of this Agreement requiring any party to use commercially reasonable efforts or to act in good faith in any context shall be interpreted to require a party, as part of such party’s duty to use commercially reasonable efforts or to act in good faith in the context in question, to waive any condition to the obligations of such party hereunder or to refrain from exercising any right or power such party may have hereunder.

ARTICLE IX
MISCELLANEOUS

9.1          Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.  Notwithstanding the foregoing, this Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or relates to delivery of the Exchange Fund in full.

9.2          Expenses.  Except as may otherwise be agreed to hereunder or in other writing by the parties, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

9.3          Notices.  All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by nationally recognized overnight courier (providing proof of delivery) or mailed by prepaid registered or certified mail (return receipt requested) or by telecopy, facsimile or e-mail transmission (providing confirmation of transmission) addressed as follows:

(a)           If to Parent or Merger Sub, to:

Carmike Cinemas, Inc.
1301 First Avenue
Columbus, GA  31901
Attention:  Daniel E. Ellis, Senior Vice President,
                 General Counsel and Secretary

with required copies to (which shall not constitute notice):

King & Spalding LLP
1180 Peachtree Street NE
Atlanta, Georgia 30309
Fax: (404) 572-5100
Attn:  Alan J. Prince
            Justin M. King
E-mail:  aprince@kslaw.com
  jking@kslaw.com

(b)           If to the Company, to:

Digital Cinema Destinations Corp.
250 East Broad Street
Westfield, NJ 07090
Fax: (908) 396-1361
Attn:  A. Dale Mayo
E-mail:  bmayo@digiplexdest.com

with required copies to (which shall not constitute notice):

Eaton & Van Winkle LLP
3 Park Avenue, 16th Fl
New York, NY 10016
Fax: (212) 779-9910
Attn:  Joseph L. Cannella, Esq.
E-mail:  jcannella@evw.com

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date received by the addressee as provided above; provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day.

9.4           Interpretation.  The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.  Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply: (a) “either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting and shall be deemed to be followed by the words “without limitation”, (b) “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import refer to this Agreement as a whole, and not to any particular provision, (c) “date hereof” refers to the date set forth in the initial caption of this Agreement, (d) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”, (e) descriptive headings, the table of defined terms and the table of contents are inserted for convenience only and do not affect in any way the meaning or interpretation hereof, (f) definitions are applicable to the singular as well as the plural forms of such terms, (g) pronouns shall include the corresponding masculine, feminine or neuter forms, (h) references to a Person are also to such Person’s permitted successors and assigns, (i) references to an “Article,” “Section,” “Exhibit,” “Annex” or “Schedule” refer to an Article or Section of, or an Exhibit, Annex or Schedule to, this Agreement, (j) references to “$” or otherwise to dollar amounts refer to the lawful currency of the U.S., (k) references to a federal, state, provincial, local or foreign statute or Law include any rules, regulations and delegated legislation issued thereunder, and (l) references to a communication by a regulatory agency include a communication by the staff of such regulatory agency.  For purposes of this Agreement, the Company shall not be deemed to be an Affiliate or subsidiary of Merger Sub or Parent.  No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

9.5           Counterparts.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.  This Agreement may be executed and delivered by means of telecopied or e-mailed signature pages, and the parties hereto adopt any signatures so received as original signatures of the parties.

9.6          Entire Agreement.  This Agreement, together with the exhibits, annexes and schedules hereto, the Voting Agreement, the Confidentiality Agreement and any documents delivered by the parties in connection herewith, constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall survive the execution and delivery of this Agreement.

9.7          Governing Law; Jurisdiction and Venue; WAIVER OF JURY TRIAL.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.  Each of the parties hereto (a) consents to submit itself to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, , or if that court does not have jurisdiction, the Superior Court for New Castle County in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims arising out of or related to this Agreement or any of the transactions contemplated by this Agreement must be heard and determined in any such court, (c) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court.  Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.  To the extent permitted by applicable law, any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.3. Nothing in this Section 9.7, however, shall affect the right of any party to serve legal process in any other manner permitted by law. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF PARENT, MERGER SUB OR COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

9.8          Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.  Notwithstanding the foregoing, the parties intend that the rights, limitations and remedies contained in Section 6.2, Section 6.4, Section 8.1 and Section 8.2 be construed as integral provisions of this Agreement and that such rights, limitations and remedies shall not be severable in any manner that restricts a party’s remedies or rights under this Agreement.

9.9          Assignment; Reliance of Other Parties.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other parties and any attempt to make any such assignment without such consent shall be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns; provided, however, that each of Parent and Merger Sub may assign their rights and obligations hereunder to any direct or indirect wholly-owned Subsidiary of Parent to the extent Merger Sub and/or Parent, as applicable, agree to remain liable for the performance of such wholly-owned Subsidiary of its obligations hereunder.  Except (a) as provided in Section 6.6 (Directors’ and Officers’ Indemnification and Insurance) hereof and (b) the provisions of Article II concerning payment of the aggregate Merger Consideration, which shall inure to the benefit of the Company Stockholders but, prior to the Effective Time, may only be enforced by the Company acting on their behalf, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto, any rights or remedies under or by reason of this Agreement.

9.10          Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms hereof or were otherwise breached, and the parties will be entitled to specific performance of the terms hereof in addition to any other remedy to which such party is entitled at law or in equity.  Accordingly, Parent and Merger Sub shall be entitled to an injunction or injunctions, without the posting of any bond, to prevent breaches of this Agreement by the Company and to enforce specifically the terms and provisions of this Agreement including, without limitation, the obligations of the Company to satisfy the conditions to closing set forth in Section 7.1 and Section 7.2 and the Company shall be entitled to an injunction or injunctions, without the posting of any bond, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

9.11          Definitions.  Except as otherwise provided herein or as otherwise clearly required by the context, the following terms shall have the respective meanings indicated when used in this Agreement:

“401(k) Plan” shall have the meaning ascribed thereto in Section 7.2(o) hereof.

“Acquisition Proposal” shall have the meaning ascribed thereto in Section 6.4(i) hereof.

“Action” shall have the meaning ascribed thereto in Section 3.10 hereof.

“Adverse Recommendation Change” shall have the meaning ascribed thereto in Section 6.4(d) hereof.

“Affiliate” shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person.  As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning ascribed thereto in the recitals hereto.

“agreement” shall mean any contract, agreement, instrument, obligation, undertaking, lease, license, arrangement, commitment or understanding, whether written or oral, in each case that is legally binding on such Person and as it may be amended or otherwise modified from time to time.

“Business Day” shall have the meaning ascribed thereto in Rule 14d-1(g)(3) under the Exchange Act.

“Bylaws” shall mean the bylaws of an entity as currently in effect.

“Cause” shall mean misconduct with respect to, or that is harmful to, Parent, the Company or any of their Affiliates including, but not limited to, (a) the commission of a felony or other crime or offense that materially affects Parent (whether or not the offense is indictable); (b) any statement or act which violates Parent’s personnel policies then in effect or which, in the reasonable judgment of Parent, might expose Parent, the Company or any of their Affiliates to any claim or legal action (including any statement or act relating to the disability, race, religion, color, national origin, sexual preference, sex or age of any individual); (c) the performance of any act or failure to perform any act (other than in good faith) to the detriment of the business of Parent, the Company or any of their Affiliates; (d) any act constituting fraud or dishonesty; (e) any violation of any federal or state law governing the business of Parent, the Company or any of their Affiliates; (f) performing any act or failing to perform any act, the performance or non-performance of which is stated in any agreement with Parent, the Company or any of their Affiliates to be cause for termination; or (g) the failure to follow proper directives with respect to the performance of such Person’s duties.

“Certificate” and “Certificates” shall have the meaning ascribed thereto in Section 1.6(b) hereof.

“Certificate of Incorporation” shall mean the certificate of incorporation of any entity under applicable state Law.

“Certificate of Merger” shall have the meaning ascribed thereto in Section 1.2 hereof.

“Circumstance” shall mean any event, occurrence, fact, condition, effect, change or development.

“Class A Common Stock” shall mean the Class A common stock of the Company, par value $0.01 per share.

“Class B Common Stock” shall mean the Class B common stock of the Company, par value $0.01 per share.

“Closing” shall have the meaning ascribed thereto in Section 1.2 hereof.

“Closing Date” shall have the meaning ascribed thereto in Section 1.2 hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” shall have the meaning ascribed thereto in Section 3.14(c) hereof.

“Company” shall have the meaning ascribed thereto in the recitals hereto.

“Company Balance Sheet” shall have the meaning ascribed thereto in Section 3.6 hereof.

“Company Benefit Plans” shall have the meaning ascribed thereto in Section 3.13(a) hereof.

“Company Board” shall mean the board of directors of the Company.

“Company Board Recommendation” shall have the meaning ascribed thereto in Section 6.2(b) hereof.

“Company Common Stock” shall mean collectively the Class A Common Stock and the Class B Common Stock.

“Company Contract” shall have the meaning ascribed thereto in Section 3.15(a) hereof.

“Company Disclosure Letter” shall have the meaning ascribed thereto in Article III hereof.

“Company Financial Statements” shall have the meaning ascribed thereto in Section 3.6 hereof.

“Company Governmental Approvals” shall have the meaning ascribed thereto in Section 3.11 hereof.

“Company Key Suppliers” shall have the meaning ascribed thereto in Section 3.15(b) hereof.

“Company Leases” shall have the meaning ascribed thereto in Section 3.16(c) hereof.

“Company Material Adverse Effect” shall mean any Circumstance that, individually or in the aggregate with all other Circumstances occurring or existing prior to the determination of a Company Material Adverse Effect, has, or is reasonably expected to have, a material adverse effect on (i) the business, assets, liabilities, condition (financial or other), prospects or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company to consummate the transactions contemplated by this Agreement; provided, however, that, for purposes of clause (i) above only, none of the following (to the extent arising after the date hereof) shall be deemed to be or constitute a Company Material Adverse Effect, or taken into account when determining whether a Company Material Adverse Effect has occurred or would occur:

(i)           any Circumstance to the extent resulting from any conditions or changes generally affecting the economy or securities markets of the United States, in each case other than Circumstances that affect the Company and its Subsidiaries, taken as a whole, in a substantially disproportionate manner as compared to other companies in the motion picture exhibition industry (the “Industry”);

(ii)           any Circumstance to the extent resulting from conditions in the Industry that affect the Company and its Subsidiaries, in each case other than Circumstances that affect the Company and its Subsidiaries, taken as a whole, in a substantially disproportionate manner as compared to other companies in the Industry;

(iii)           any Circumstance to the extent resulting from the taking of any action expressly required by this Agreement (other than in compliance with Section 5.1 hereof);

(iv)           any Circumstance to the extent resulting from changes in GAAP after the date hereof in each case other than Circumstances that affect the Company and its Subsidiaries, taken as a whole, in a disproportionate manner as compared to the Company’s Industry peers;

(v)           any Circumstance to the extent resulting solely from changes in the Company’s stock price or the trading volume of Class A Common Stock, in and of itself (it being understood that the facts or occurrences giving rise or contributing to any such change may be taken into account in determining whether there has been a Company Material Adverse Effect); and

(vi)           any Circumstance to the extent resulting solely from any failure by the Company to meet any internal or public estimates, projections, budgets, or forecasts of the Company’s revenue, theater attendance projections, earnings or other financial performance or results of operations for any period (it being understood that the facts or occurrences giving rise or contributing to any such failure may be taken into account in determining whether there has been a Company Material Adverse Effect).

“Company Other Plans” shall have the meaning ascribed thereto in Section 3.13(a) hereof.

“Company Pension Plans” shall have the meaning ascribed thereto in Section 3.13(a) hereof.

“Company Personnel” shall mean any current or former director, officer, employee, independent contractor or consultant of the Company or any of its Subsidiaries.

“Company Preferred Stock” shall have the meaning ascribed thereto in Section 3.2(a) hereof.

“Company Proxy Statement/Prospectus” shall have the meaning ascribed thereto in Section 3.4 hereof.

“Company Restricted Stock Unit Award” shall have the meaning ascribed thereto in Section 1.8 hereof.

 “Company Restricted Stock Units” shall have the meaning ascribed thereto in Section 1.8 hereof.

 “Company SEC Reports” shall have the meaning ascribed thereto in Section 3.5(a) hereof.

“Company Stockholders” shall mean the holders of Company Common Stock.

“Company Stockholders’ Approval” shall have the meaning ascribed thereto in Section 7.1(a) hereof.

“Company Stockholders’ Meeting” shall have the meaning ascribed thereto in Section 3.3 hereof.

 “Company Stock Plan” shall have the meaning ascribed thereto in Section 1.8 hereof.

“Company’s Financial Advisor” shall have the meaning ascribed thereto in Section 3.9 hereof.

“Company’s knowledge” or “knowledge of Company”, or any other phrases of similar meaning, shall mean the actual knowledge (after due investigation) of the individuals set forth in Schedule 9.11(a).

“Confidentiality Agreement” shall mean that certain letter agreement by and between Parent and the Company, dated as of October 28, 2013.

“D&O Tail Policy” shall have the meaning ascribed thereto in Section 6.6(b) hereof.

“DGCL” shall mean the General Corporation Law of the State of Delaware, as amended.

 “DOJ” shall have the meaning ascribed thereto in Section 6.3(b) hereof.

“Effective Date” shall have the meaning ascribed thereto in Section 1.2 hereof.

“Effective Time” shall have the meaning ascribed thereto in Section 1.2 hereof.

“Encumbrance” shall mean all transfer and voting restrictions, liens, security interests, mortgages, pledges, hypothecations, easements, covenants, declarations, conditions and restrictions, defects in or clouds on title and other encumbrances of every kind and nature (including options, preemptive right, rights of first negotiation and rights of first refusal), whether arising by agreement, operation of law or otherwise.

“Environmental Laws” shall mean any and all Laws which (i) regulate or relate to: the protection or clean-up of the environment; the treatment, storage, transportation, handling, packaging, labeling, disposal or release of, or exposure to, any pollutant, contaminant or hazardous substances, wastes or similar materials; the protection of human health and safety to the extent affected by harmful or deleterious substances in the workplace or the environment; or the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or (ii) impose liability or responsibility with respect to any of the foregoing, including property and business transfer laws.

“Environmental Permits” shall mean any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any Person that together with the Company would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning ascribed thereto in Section 2.1 hereof.

“Exchange Fund” shall have the meaning ascribed thereto in Section 2.1 hereof.

“Exchange Ratio” shall have the meaning ascribed thereto in Section 1.6(a).

“Expense Reimbursement Amount” shall have the meaning ascribed hereto in Section 8.2(c)(i) hereof.

“Expenses” shall have the meaning ascribed thereto in Section 8.2(b) hereof.

“Form S-4” shall have the meaning ascribed thereto in Section 3.4 hereof.

“FTC” shall have the meaning ascribed thereto in Section 6.3(b) hereof.

“GAAP” shall mean generally accepted accounting principles.

“Governmental Authority” shall mean any (i) United States, foreign, federal, state, local or other government, (ii) governmental commission, board, body, bureau, agency, department or other judicial, regulatory or administrative authority of any nature, including courts, tribunals and other judicial bodies, (iii) any self-regulatory body or authority, and (iv) any instrumentality or entity designed to act for or on behalf of the foregoing in exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indemnified Party” shall mean each present and former director or officer of the Company and each Subsidiary of the Company.

“Industry” shall have the meaning ascribed thereto in Section 9.11 hereof.

“Infringe” shall have the meaning ascribed thereto in Section 3.20(e) hereof.

“Insurance Policies” shall have the meaning ascribed thereto in Section 3.23 hereof.

“Intellectual Property” shall mean in any and all jurisdictions throughout the world all of the following and all rights, arising out of or associated therewith: (a) all patents and applications therefor and all reissues, divisions, provisionals, continuations and continuations-in-part thereof; (b) all inventions (whether patentable or not), invention disclosures, improvements, mask works, trade secrets, confidential information, know-how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (c) all works of authorship (whether copyrightable or not), all copyrights, copyright registrations and applications therefor, renewals and extensions therefor, and all other rights corresponding thereto; (d) all industrial designs and any registrations and applications; (e) all internet uniform resource locators, domain names, trade names, logos, slogans, social media identifiers and profiles, designs, trade dress, common law trademarks and service marks, trademark and service mark and trade dress registrations and applications therefor; (f) all Software, databases,  data collections and data and all rights therein; (g) all moral and economic rights of authors and inventors; and (h) any similar or equivalent rights to any of the foregoing anywhere in the world; and copies and tangible embodiments of any of the foregoing in whatever form or medium.

“Inventories” shall have the meaning ascribed thereto in Section 3.28 hereof.

“IRS” shall mean the Internal Revenue Service.

“Key Employee” shall mean each of the individuals listed in Schedule 9.11(b).

“Law” shall mean any federal, state, local or foreign law, statute, ordinance or principle of common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority.

“Leased Real Property” shall have the meaning ascribed thereto in Section 3.16(b) hereof.

“Materials of Environmental Concern” shall mean (i) petroleum and its products and derivatives including gasoline and diesel fuel, radioactive materials, asbestos and asbestos-containing materials, pesticides, urea formaldehyde, lead and lead-containing materials, polychlorinated biphenyls, radon, or toxic mold, (ii) electromagnetic energy, noise, or radiation and (iii) any other chemicals, materials, substances or wastes in any amount or concentration which are regulated pursuant to or the exposure to which would reasonably be expected, because of hazardous, harmful or toxic qualities, to result in any type of liability under any applicable Environmental Laws or defined as or included in the definition of “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic substance,” “pollutant,” “regulated substance,” “solid waste,” “contaminant” or words of similar import under any applicable Environmental Laws.

“Mayo Non-Compete and Non-Solicit Agreement” shall mean the Non-Compete and Non-Solicit Agreement, dated as of the date hereof, between Parent and A. Dale Mayo.

“Merger” shall have the meaning ascribed thereto in the recitals hereto.

“Merger Consideration” shall have the meaning ascribed thereto in Section 1.6(a) hereof.

“Merger Sub” shall have the meaning ascribed thereto in the recitals hereto.

“NASDAQ” shall mean The NASDAQ Stock Market.

“OSHA” shall mean the United States Occupational Safety and Health Administration.

“Owned Real Property” shall have the meaning ascribed thereto in Section 3.16(a) hereof.

“Parent” shall have the meaning ascribed thereto in the recitals hereto.

“Parent Balance Sheet” shall have the meaning ascribed thereto in Section 4.6 hereof.

“Parent Closing Price” shall mean the average, rounded to the nearest one ten thousandth, of the closing sale prices of Parent Common Stock on the NASDAQ as reported by The Wall Street Journal for the five (5) full NASDAQ trading days immediately preceding (but not including) the Effective Date.

“Parent Common Stock” means the common stock, par value $0.03, of Parent.

“Parent Disclosure Letter” shall have the meaning ascribed thereto in Article IV hereof.

“Parent Financial Statements” shall have the meaning ascribed thereto in Section 4.6 hereof.

“Parent Material Adverse Effect” shall mean any Circumstance that, individually or in the aggregate with all other Circumstances occurring or existing prior to the determination of a Parent Material Adverse Effect, has, or is reasonably expected to have, a material adverse effect on (i) the business, assets, liabilities, condition (financial or other), prospects or results of operations of Parent and its Subsidiaries, taken as a whole, or (ii) the ability of Parent to consummate the transactions contemplated by this Agreement; provided, however, that, for purposes of clause (i) above only, none of the following (to the extent arising after the date hereof) shall be deemed to be or constitute a Parent Material Adverse Effect, or taken into account when determining whether a Parent Material Adverse Effect has occurred or would occur:

(i)           any Circumstance to the extent resulting from any conditions or changes generally affecting the economy or securities markets of the United States, in each case other than Circumstances that affect Parent and its Subsidiaries, taken as a whole, in a substantially disproportionate manner as compared to other companies in the Industry;

(ii)           any Circumstance to the extent resulting from conditions in the  Industry that affect Parent and its Subsidiaries, in each case other than Circumstances that affect Parent and its Subsidiaries, taken as a whole, in a substantially disproportionate manner as compared to other companies in the Industry;

(iii)           any Circumstance to the extent resulting from the taking of any action expressly required by this Agreement (other than in compliance with Section 5.2 hereof);

(iv)           any Circumstance to the extent resulting from changes in GAAP after the date hereof in each case other than Circumstances that affect Parent and its Subsidiaries, taken as a whole, in a disproportionate manner as compared to the Parent’s Industry peers;

(v)           any Circumstance to the extent resulting solely from changes in Parent’s stock price or the trading volume of Parent Common Stock, in and of itself (it being understood that the facts or occurrences giving rise or contributing to any such change may be taken into account in determining whether there has been a Parent Material Adverse Effect); and

(vi)           any Circumstance to the extent resulting solely from any failure by Parent to meet any internal or public estimates, projections, budgets, or forecasts of Parent’s revenue, earnings or other financial performance or results of operations for any period (it being understood that the facts or occurrences giving rise or contributing to any such failure may be taken into account in determining whether there has been a Parent Material Adverse Effect).

“Parent Preferred Stock” shall have the meaning ascribed thereto in Section 4.2 hereof.

“Parent Restricted Stock” shall mean awards of restricted stock for Parent Common Stock issued under the Parent Stock Plans.

“Parent SEC Reports” shall have the meaning ascribed thereto in Section 4.5(a) hereof.

“Parent Stock Option” shall have the meaning ascribed thereto in Section 4.2 hereof.

“Parent Stock Plans” shall have the meaning ascribed thereto in Section 4.2 hereof.

“Parent’s knowledge” or “knowledge of Parent”, or any other phrases of similar meaning, shall mean the actual knowledge (after reasonable investigation) of the individuals set forth in Schedule 9.11(c).

“Permitted Encumbrances” shall mean (i) Encumbrances for Taxes not yet due and payable or Taxes being contested in good faith and for which adequate reserves in accordance with GAAP have been established in the latest Company Financial Statements, (ii) statutory Encumbrances existing as of the Closing Date and held by any Governmental Authority that are related to obligations that are not due or delinquent, (iii) Encumbrances reflected in the consolidated financial statements of the Company and Subsidiary included in the Company SEC Reports or referenced in the Company Disclosure Letter, or (iv) Encumbrances or imperfections of title that do not materially detract from the value or materially interfere with the use of the assets subject thereto or affected thereby.

“Person” shall mean any individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other legal entity, or any Governmental Authority or political subdivision thereof.

“Pipeline Transaction” shall have the meaning ascribed thereto in Section 1.10 hereof.

“Pipeline Transaction Purchase Agreement” shall have the meaning ascribed thereto in Section 1.10 hereof.

“Qualified Bidder” shall have the meaning ascribed thereto in Section 6.4(c) hereof.

“Real Property” shall have the meaning ascribed thereto in Section 3.16(b) hereof.

“Receivables” shall have the meaning ascribed thereto in Section 3.27 hereof.

“Redemption Date” shall have the meaning ascribed thereto in Section 1.5 hereof.

“Registered Intellectual Property” shall mean all: (a) patents and patent applications (including provisional applications); (b) registered trademarks and service marks, applications to register trademarks and service marks, and trade dress; intent-to-use applications, or other registrations or applications related to trademarks and service marks and trade dress; (c) registered copyrights and applications for copyright registration; (d) domain name registrations and social media identifiers and profiles; (e) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded with any federal, state, local or foreign Governmental Authority or other public body or private registry.

“Regulatory Law” shall mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, any Law analogous to the HSR Act or otherwise regulating antitrust or merger control matters and in each case existing in foreign jurisdictions, and all other Federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate (i) foreign investment or (ii) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“Representatives” shall mean the directors, officers, employees, Affiliates, agents, investment bankers, financial advisors, attorneys, accountants, brokers, finders, consultants or representatives of the Company, Parent, Merger Sub or any of their respective Subsidiaries, as the case may be.

“SEC” shall have the meaning ascribed thereto in Section 3.4 hereof.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Breach” shall mean any unauthorized intrusion, unauthorized access, misappropriation or breach of any Company System involving the acquisition, use, loss, destruction, compromise, dissemination or disclosure of any Personal Data or confidential or proprietary data maintained or stored by the Company.

“Series A Preferred Stock” shall mean the Series A preferred stock of the Company, par value $0.01 per share.

“Series B Preferred Stock” shall mean the Series B preferred stock of the Company, par value $0.01 per share.

“Series B Certificate” shall mean the Certificate of Designation of Series B Preferred Stock of the Company, dated September 21, 2012.

“Settlement Agreement” shall have the meaning ascribed thereto in Section 3.10 hereof.

“Software” shall mean all computer software programs, together with any error corrections, updates, modifications, or enhancements thereto, in both machine-readable form and human-readable form, including all firmware, embedded code, comments and any procedural code.

“Start Media” means Start Media, LLC, a Delaware limited liability company.

“Start Media Joint Venture” means that certain joint venture between the Company and Start Media, as set forth in that certain Operating Agreement, dated as of December 10, 2012, by and between the Company and Start Media.

“Stockholder Party” shall have the meaning ascribed thereto in the recitals hereto.

“Subsequent Determination Notice” shall have the meaning ascribed thereto in Section 6.4(e) hereof.

“Subsidiary” or “Subsidiaries” shall mean, when used with reference to a party, any corporation or other organization, whether incorporated or unincorporated, of which such party or any other subsidiary of such party is a general partner (excluding partnerships the general partnership interests of which held by such party or any subsidiary of such party do not have a majority of the voting interests in such partnership) or serves in a similar capacity, or, with respect to such corporation or other organization, at least twenty percent (20%) of the securities or other interests is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

“Superior Proposal” shall have the meaning ascribed thereto in Section 6.4(h) hereof.

“Surviving Entity” shall have the meaning ascribed thereto in Section 1.1 hereof.

“Surviving Entity Certificate” shall have the meaning ascribed thereto in Section 1.4(a) hereof.

“Surviving Entity Bylaws” shall have the meaning ascribed thereto in Section 1.4(a) hereof.

“Takeover Laws” shall mean any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar state antitakeover Laws or regulations.

“Tax” shall mean, whether disputed or not, any and all (i) taxes, customs, duties, tariffs, imposts, charges, deficiencies, assessments or levies, including, without limitation, income, gross receipts, excise, real or personal property, ad valorem, value added, estimated, alternative minimum, stamp, sales, withholding, employment, social security, occupation, use, service, service use, license, net worth, payroll, franchise, transfer and recording taxes and charges, imposed by the IRS or any other taxing authority (whether domestic or foreign including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)); and such term shall include any interest, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such amounts; (ii) liability for the payment of any amounts of the type described in clause (i) as a result of being or having been a member of an affiliated, consolidated, combined, unitary or aggregate group; and (iii) liability for the payment of any amounts described in clause (i) or (ii) as a result of being or having been party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clause (i) or (ii).

“Tax Return” shall mean any report, return, declaration or filing required or permitted to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes.

“Terminated Pipeline Transaction” shall have the meaning ascribed thereto in Section 1.10 hereof.

“Termination Amount” shall have the meaning ascribed thereto in Section 8.2(c)(iii) hereof.

“Termination Date” shall have the meaning ascribed thereto in Section 8.1(c) hereof.

“Theaters” shall mean the theaters owned by the Company and its Subsidiaries listed in Schedule 9.11(d).

“U.S.” shall mean the United States of America.

“Voting Agreement” shall have the meaning ascribed thereto in the recitals hereto.

“Voting Debt” shall have the meaning ascribed thereto in Section 3.2(a) hereof.

“WARN Act” shall have the meaning ascribed thereto in Section 3.15(e) hereof.

“Worker Safety Laws” shall mean all Laws relating to public and worker health and safety.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as a sealed instrument by their duly authorized officers as of the day and year first above written.

CARMIKE CINEMAS, INC.

By:	/s/ Daniel E. Ellis
Name: Daniel E. Ellis
Title: Senior Vice President

BADLANDS ACQUISITION CORPORATION

By:	/s/ Daniel E. Ellis
Name: Daniel E. Ellis
Title: President

DIGITAL CINEMA DESTINATIONS CORP.

By:	/s/ A. Dale Mayo
Name: A. Dale Mayo
Title: Chief Executive Officer